Exhibit 99.1
FINANCIAL STATEMENTS OF LAS VEGAS SANDS CORP.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Directors and Stockholders of Las Vegas Sands Corp.
     In our opinion, the consolidated financial statements listed in the accompanying index, present fairly, in all material respects, the financial position of Las Vegas Sands Corp. and its subsidiaries at December 31, 2007 and 2006, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the financial statement schedule appearing under Item 8 of Part II of the Company’s Form 10-K for the year ended December 31, 2007 (not presented herein) presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2007, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Annual Report on Internal Control Over Financial Reporting appearing under Item 9A of the Company’s Form 10-K for the year ended December 31, 2007 (not presented herein). Our responsibility is to express opinions on these financial statements, on the financial statement schedule, and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
     As discussed in Note 2 to the consolidated financial statements, the Company changed the manner in which it accounts for income tax uncertainties in 2007 and the manner in which it accounts for stock-based compensation in 2006.
     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As described in Note 1 to the consolidated financial statements, commencing September 30, 2008, the U.S. Senior Secured Credit Facility and the U.S. FF&E Financings require the Company’s Las Vegas operations to comply with certain financial covenants. Based on current estimates, the Company expects it will not be in compliance with its maximum leverage ratio covenant for the quarter ending December 31, 2008 and at subsequent quarterly measurement dates. Non-compliance would result in a default under these agreements and, due to cross-default provisions, would also result in defaults under the Airplane Financings, Convertible Senior Notes and Senior Notes. The occurrence of these defaults would allow all of the lenders to exercise their rights and remedies as defined under the respective agreements, including acceleration of the maturity of the related obligations, which raises substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1 and include a capital raising program. The financial statements do not include any adjustments that might result from the outcome of these uncertainties.
     A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
/s/ PricewaterhouseCoopers LLP
Las Vegas, Nevada
February 28, 2008, except as it relates to (i) the disclosures under the heading “Development Financing Strategy Update and Going Concern” in Note 1, (ii) the effects of the change in reportable segments discussed in Note 15 and (iii) the change in guarantor subsidiaries discussed in Note 16, as to which the date is November 5, 2008.

LAS VEGAS SANDS CORP.
Consolidated Balance Sheets

	December 31,
	2007	2006
	(In thousands,
	except share data)
ASSETS
Current assets:
Cash and cash equivalents	$857,150	$468,066
Restricted cash	232,944	398,762
Accounts receivable, net	187,195	173,683
Inventories	19,902	12,291
Deferred income taxes	32,471	15,688
Prepaid expenses and other	49,424	25,067

Total current assets	1,379,086	1,093,557
Property and equipment, net	8,574,614	4,582,325
Deferred financing costs, net	107,338	70,381
Restricted cash	178,824	555,132
Leasehold interests in land, net	1,069,609	809,856
Other assets, net	157,046	15,207

Total assets	$11,466,517	$7,126,458

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$99,023	$51,038
Construction payables	717,541	329,375
Accrued interest payable	11,465	8,496
Other accrued liabilities	610,911	318,901
Income taxes payable	—	20,352
Current maturities of long-term debt	54,333	6,486

Total current liabilities	1,493,273	734,648
Other long-term liabilities	28,674	10,742
Deferred income taxes	1,553	324
Deferred gain on sale of The Grand Canal Shops	61,200	64,665
Deferred rent from The Grand Canal Shops transaction	103,546	104,773
Long-term debt	7,517,997	4,136,152

Total liabilities	9,206,243	5,051,304

Commitments and contingencies (Note 11)
Stockholders’ equity:
Common stock, $0.001 par value, 1,000,000,000 shares authorized, 355,271,070 and 354,492,452 shares issued and outstanding	355	354
Capital in excess of par value	1,064,878	990,429
Accumulated other comprehensive loss	(2,493)	(580)
Retained earnings	1,197,534	1,084,951

Total stockholders’ equity	2,260,274	2,075,154

Total liabilities and stockholders’ equity	$11,466,517	$7,126,458

The accompanying notes are an integral part of these consolidated financial statements.

LAS VEGAS SANDS CORP.
Consolidated Statements of Operations

	Year Ended December 31,
	2007	2006	2005
	(In thousands, except share and per share data)
Revenues:
Casino	$2,250,421	$1,676,061	$1,250,090
Rooms	437,357	350,606	323,560
Food and beverage	238,252	187,819	147,510
Convention, retail and other	178,392	125,692	103,065

	3,104,422	2,340,178	1,824,225
Less — promotional allowances	(153,855)	(103,319)	(83,313)

Net revenues	2,950,567	2,236,859	1,740,912

Operating expenses:
Casino	1,435,662	925,033	656,590
Rooms	94,219	85,651	82,058
Food and beverage	118,273	89,113	76,736
Convention, retail and other	97,689	64,315	58,068
Provision for doubtful accounts	26,369	18,067	9,358
General and administrative	319,357	230,355	192,806
Corporate expense	94,514	59,570	38,297
Rental expense	31,787	13,478	14,841
Pre-opening expense	189,280	37,673	3,732
Development expense	9,728	26,112	22,238
Depreciation and amortization	202,557	110,771	95,296
Loss on disposal of assets	1,122	2,624	1,441

	2,620,557	1,662,762	1,251,461

Operating income	330,010	574,097	489,451
Other income (expense):
Interest income	72,464	66,191	33,111
Interest expense, net of amounts capitalized	(244,808)	(135,853)	(96,292)
Other expense	(8,682)	(189)	(1,334)
Loss on early retirement of debt	(10,705)	—	(137,000)

Income before income taxes	138,279	504,246	287,936
Provision for income taxes	(21,591)	(62,243)	(4,250)

Net income	$116,688	$442,003	$283,686

Basic earnings per share	$0.33	$1.25	$0.80

Diluted earnings per share	$0.33	$1.24	$0.80

Weighted average shares outstanding:
Basic	354,807,700	354,277,941	354,161,165

Diluted	355,789,619	355,264,444	354,526,604

The accompanying notes are an integral part of these consolidated financial statements.

LAS VEGAS SANDS CORP.
Consolidated Statements of Stockholders’ Equity and Comprehensive Income

					Accumulated
	Common Stock		Capital		Other
	Number		in Excess		Comprehensive
	of		of Par	Deferred	Income	Retained
	Shares	Amount	Value	Compensation	(Loss)	Earnings	Total
	(In thousands, except share data)
Balance at January 1, 2005	354,160,692	$354	$956,385	$—	$—	$359,262	$1,316,001
Net income	—	—	—	—	—	283,686	283,686
Currency translation adjustment	—	—	—	—	1,726	—	1,726

Total comprehensive income							285,412
Exercise of stock options	10,800	—	313	—	—	—	313
Tax benefit from stock-based compensation	—	—	8,149	—	—	—	8,149
Issuance of restricted stock	8,088	—	300	(300)	—	—	—
Amortization of deferred compensation	—	—	—	150	—	—	150
Initial public offering transaction costs	—	—	(487)	—	—	—	(487)

Balance at December 31, 2005	354,179,580	354	964,660	(150)	1,726	642,948	1,609,538
Net income	—	—	—	—	—	442,003	442,003
Currency translation adjustment	—	—	—	—	(2,306)	—	(2,306)

Total comprehensive income							439,697
Exercise of stock options	240,912	—	7,226	—	—	—	7,226
Tax benefit from stock-based compensation	—	—	1,876	—	—	—	1,876
Stock-based compensation	—	—	16,667	150	—	—	16,817
Issuance of restricted stock	71,960	—	—	—	—	—	—

Balance at December 31, 2006	354,492,452	354	990,429	—	(580)	1,084,951	2,075,154
Net income	—	—	—	—	—	116,688	116,688
Currency translation adjustment	—	—	—	—	(1,913)	—	(1,913)

Total comprehensive income							114,775
Exercise of stock options	727,692	1	30,221	—	—	—	30,222
Tax benefit from stock-based compensation	—	—	7,526	—	—	—	7,526
Stock-based compensation	—	—	36,702	—	—	—	36,702
Issuance of restricted stock	50,926	—	—	—	—	—	—
Cumulative effect from adoption of FIN No. 48	—	—	—	—	—	(4,105)	(4,105)

Balance at December 31, 2007	355,271,070	$355	$1,064,878	$—	$(2,493)	$1,197,534	$2,260,274

The accompanying notes are an integral part of these consolidated financial statements.

LAS VEGAS SANDS CORP.
Consolidated Statements of Cash Flows

	Year Ended December 31,
	2007	2006	2005
	(In thousands)
Cash flows from operating activities:
Net income	$116,688	$442,003	$283,686
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	202,557	110,771	95,296
Amortization of leasehold interests in land included in rental expense	23,439	809	748
Amortization of deferred financing costs and original issue discount	26,786	13,894	9,192
Amortization of deferred gain and rent	(4,692)	(4,690)	(4,692)
Loss on early retirement of debt	10,705	—	137,000
Loss on disposal of assets	1,122	2,624	1,441
Stock-based compensation expense	33,224	14,728	150
Provision for doubtful accounts	26,369	18,067	9,358
Foreign exchange loss	5,317	—	—
Excess tax benefits from stock-based compensation	(7,112)	(1,401)	8,149
Deferred income taxes	(15,554)	3,914	(5,542)
Changes in operating assets and liabilities:
Accounts receivable	(39,881)	(106,972)	(37,554)
Inventories	(7,611)	(2,324)	(1,957)
Prepaid expenses and other	(115,303)	(13,933)	(3,205)
Leasehold interests in land	(235,235)	(786,700)	—
Accounts payable	47,985	16,235	1,420
Accrued interest payable	2,969	578	(1,269)
Other accrued liabilities	306,509	73,449	97,695
Income taxes payable	(12,825)	22,228	—

Net cash provided by (used in) operating activities	365,457	(196,720)	589,916

Cash flows from investing activities:
Change in restricted cash	556,276	(310,565)	(265,386)
Capital expenditures	(3,793,703)	(1,925,291)	(860,621)
Acquisition of gaming license included in other assets	(50,000)	—	—

Net cash used in investing activities	(3,287,427)	(2,235,856)	(1,126,007)

Cash flows from financing activities:
Transaction costs from initial public offering of common stock	—	—	(487)
Dividends paid to shareholders	—	—	(21,052)
Proceeds from exercise of stock options	30,221	7,226	313
Excess tax benefits from stock-based compensation	7,112	1,401	—
Proceeds from long-term debt (Note 8)	5,135,076	2,619,995	812,222
Repayments of long-term debt (Note 8)	(1,775,801)	(132,746)	(969,127)
Repurchase premiums incurred in connection with refinancing transactions	—	—	(113,311)
Payments of deferred financing costs	(73,743)	(52,894)	(11,276)

Net cash provided by (used in) financing activities	3,322,865	2,442,982	(302,718)

Effect of exchange rate on cash	(11,811)	814	757

Increase (decrease) in cash and cash equivalents	389,084	11,220	(838,052)
Cash and cash equivalents at beginning of year	468,066	456,846	1,294,898

Cash and cash equivalents at end of year	$857,150	$468,066	$456,846

Supplemental disclosure of cash flow information:
Cash payments for interest	$438,301	$215,975	$111,066

Cash payments for taxes	$60,000	$34,750	$—

Non-cash investing and financing activities:
Property and equipment asset acquisitions included in construction payables	$717,541	$329,375	$163,932

Utilization of deposit to purchase property and equipment	$—	$—	$10,000

The accompanying notes are an integral part of these consolidated financial statements.

LAS VEGAS SANDS CORP. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1 — Organization and Business of Company
     Las Vegas Sands Corp. (“LVSC” or together with its subsidiaries, the “Company”) was incorporated in Nevada during August 2004 and completed an initial public offering of its common stock in December 2004. Immediately prior to the initial public offering, LVSC acquired 100% of the capital stock of Las Vegas Sands, Inc., which was converted into a Nevada limited liability company, Las Vegas Sands, LLC (“LVSLLC”) in July 2005. LVSC’s common stock is traded on the New York Stock Exchange under the symbol “LVS.”
Operations
     The Company owns and operates The Venetian Resort Hotel Casino (“The Venetian”), a Renaissance Venice-themed resort situated on the Las Vegas Strip (the “Strip”). The Venetian includes the first all-suites hotel on the Strip with 4,027 suites; a gaming facility of approximately 120,000 square feet; an enclosed retail, dining and entertainment complex of approximately 440,000 net leasable square feet (“The Grand Canal Shops”), which was sold to General Growth Partners (“GGP”) in 2004; a meeting and conference facility of approximately 1.1 million square feet (“The Congress Center”); and an expo and convention center of approximately 1.2 million square feet (“The Sands Expo Center”).
     The Company owns and operates The Palazzo Resort Hotel Casino (“The Palazzo”), a second resort similar in size to The Venetian, which is situated on a 14-acre site next to The Venetian. The Palazzo, which partially opened in December 2007, includes a 50-floor luxury hotel tower with 3,066 suites; a gaming facility of approximately 105,000 square feet; an entertainment center; and an enclosed shopping and dining complex of approximately 400,000 square feet (“The Shoppes at The Palazzo”), which the Company has contracted to sell to GGP. The Company anticipates the transaction to close on February 29, 2008, or shortly thereafter.
     The Company also owns and operates the Sands Macao, the first Las Vegas-style casino in Macao, China, pursuant to a 20-year gaming subconcession. The Sands Macao offers over 229,000 square feet of gaming space, as well as several restaurants, VIP facilities, a theater, and other high-end services and amenities. In addition, the completion of the hotel tower in September 2007 increased the number of suites from 51 to 289.
     On August 28, 2007, the Company opened The Venetian Macao Resort Hotel (“The Venetian Macao”) on the Cotai Striptm, a master-planned development of resort properties in Macao, China. With a theme similar to that of The Venetian, The Venetian Macao includes a 39-floor luxury hotel with over 2,900 suites; a casino floor of approximately 550,000 square feet; a 15,000-seat arena; retail space of approximately 1.0 million square feet; and a convention center and meeting room complex of approximately 1.2 million square feet.
United States Development Projects
Las Vegas Condominiums
     The Company is in the early stages of constructing a high-rise residential condominium tower with approximately 1.0 million saleable square feet that will be situated between The Palazzo and The Venetian. The condominium tower is currently expected to open in late 2009.
Sands Bethworks
     On December 20, 2006, the Pennsylvania Gaming Control Board announced that the Company’s subsidiary, Sands Bethworks Gaming LLC (“Sands Bethworks Gaming”), had been awarded a Pennsylvania gaming license. Sands Bethworks Gaming will develop a gaming, hotel, shopping and dining complex called Sands Bethworks, located on the site of the Historic Bethlehem Steel Works in Bethlehem, Pennsylvania, which is about 70 miles from midtown Manhattan, New York. In its first phase, the 124-acre development is expected to feature a 300-room hotel, 200,000 square feet of retail space, up to 5,000 slot machines, a 50,000-square-foot multipurpose event center and a variety of dining options. Sands Bethworks is also expected to be home to the National Museum of Industrial History, an arts and cultural center, and the broadcast home of the local PBS affiliate. In July 2007, the Company paid a $50.0 million licensing fee to the Commonwealth of Pennsylvania, and in August 2007 was issued its gaming license by the

Pennsylvania Gaming Control Board. The Company will own the property through its joint venture with Bethworks Now, LLC, which has yet to contribute the land in the joint venture. The Company expects the contribution to take place in 2008; however, no assurances can be given as to the timing of the contribution. If the land is not contributed as required under the Company’s agreement with Bethworks Now, LLC, the Company could lose all or a substantial portion of its $116.9 million investment in Sands Bethworks as of December 31, 2007. Sands Bethworks is expected to open in summer 2009.
Macao Development Projects
     The Company has submitted development plans to the Macao government for six integrated resort developments, in addition to The Venetian Macao, on an area of approximately 200 acres located on the Cotai Strip (referred to as parcels 2, 3, 5, 6, 7 and 8). The developments are expected to include hotels, exhibition and conference facilities, casinos, showrooms, shopping malls, spas, restaurants, entertainment facilities and other attractions and amenities, as well as public common areas. The Company has commenced construction or pre-construction for these six parcels on the Cotai Strip and plans to own and operate all of the casinos in these developments under its Macao gaming subconcession. More specifically, the Company intends to develop its other Cotai Strip properties as follows:
•	Parcel 2 is intended to be a Four Seasons hotel and casino development (“The Four Seasons Macao”), which will be adjacent to The Venetian Macao and is expected to be a boutique hotel under the Four Seasons brand with approximately 400 luxury hotel rooms (including 19 Paizatm mansions), distinctive dining experiences, a full service spa and other amenities, approximately 70,000 square feet of gaming space, approximately 220,000 square feet of upscale retail offerings and approximately 1.0 million square feet of Four Seasons-serviced and -branded luxury apartment hotel units. The Company will own the entire development. The Company has entered into an exclusive non-binding letter of intent and is currently negotiating definitive agreements under which Four Seasons Hotels Inc. will manage the hotel and serviced luxury apartment hotel under its Four Seasons brand. The Four Seasons Macao is expected to open in summer 2008, with the Paiza mansions coming on line in spring 2009 and the serviced luxury apartment hotel being completed in summer 2009.

•	Parcel 5 is intended to include a three-hotel complex with approximately 2,300 luxury and mid-scale hotel rooms, a casino, a retail shopping mall and approximately 320 serviced luxury apartment hotel units. The Company will own the entire development and has entered into management agreements with Shangri-La Hotels and Resorts to manage two hotels under its Shangri-La and Traders brands and Starwood Hotels & Resorts Worldwide to manage a hotel and serviced luxury apartment hotel under its St. Regis brand.

•	Parcel 6 is intended to include a two-hotel complex with approximately 4,100 luxury and mid-scale hotel rooms, a casino and a retail shopping mall physically connected to the mall in the Shangri-La/Traders hotel podium. The Company will own the entire development and has entered into a management agreement with Starwood Hotels & Resorts Worldwide to manage the hotels under its Sheraton brand.

•	Parcels 7 and 8 are intended to include multi-hotel complexes with a total of approximately 6,150 luxury and mid-scale hotel rooms, a casino, retail shopping malls and approximately 450 serviced luxury apartment hotel units that are physically connected to the hotel complexes. The Company will own the entire development and has entered into non-binding agreements with Hilton Hotels to manage Hilton and Conrad brand hotels and serviced luxury apartment hotels on parcel 7 and Fairmont Raffles Holdings to manage Fairmont and Raffles brand hotels and serviced luxury apartment hotels on parcel 8. The Company is currently negotiating definitive agreements with Hilton Hotels and Fairmont Raffles Holdings.

•	For parcel 3, the Company has signed a non-binding memorandum of agreement with an independent developer. The Company is currently negotiating the definitive agreement pursuant to which it will partner with the developer to build a multi-hotlex, which may include a Cosmopolitan hotel. In addition, the Company has signed a non-binding letter of intent with Intercontinental Hotels Group to manage hotels under the Intercontinental and Holiday Inn International brands, and approximately 205 serviced luxury apartment hotel units under the Intercontinental brand, on this site. The Company is currently negotiating definitive agreements with Intercontinental Hotels Group. In total, the multi-hotel complex is intended to include approximately 3,940 hotel rooms, a casino, a retail shopping mall and serviced luxury apartment hotels.

     The Four Seasons Macao is currently planned to feature approximately 130 table games and 225 slot machines. The casinos on parcels 3, 5, 6, 7 and 8 are currently planned to include a total of approximately 2,025 table games and 9,250 slot machines. Upon completion, the Company’s developments on the Cotai Strip (including The Venetian Macao) are currently planned to feature approximately 19,750 suites/rooms and 1.6 million square feet of gaming space with a capacity of approximately 3,300 table games and 16,470 slot machines.
     The Company has received a concession from the Macao government to build on parcels 1, 2 and 3 on the Cotai Strip, including the site on which the Company owns and operates The Venetian Macao (parcel 1) and the site on which it is building The Four Seasons Macao (parcel 2). The Company does not own these land sites in Macao; however, the land concession, which has a term of 25 years and is renewable at the Company’s option, grants the Company exclusive use of the land. As specified in the land concession, the Company is required to pay premiums, which are payable over four years or are due upon the completion of the corresponding resort, as well as annual rent for the term of the land concession.
     The Company does not yet have all the necessary Macao government approvals that it will need in order to develop all of its planned Cotai Strip developments. The Company has commenced construction or pre-construction for the projects on parcels 5, 6, 7 and 8 on the Cotai Strip for which it has not yet been granted land concessions. The Company is in the process of negotiating with the Macao government to obtain the land concession for parcels 5 and 6, and will subsequently negotiate the land concession for parcels 7 and 8. If the Company does not obtain land concessions, it could forfeit all or a substantial part of its $623.0 million in capitalized construction costs related to these Cotai Strip projects as of December 31, 2007.
Hengqin Island Development Project
     The Company has entered into a non-binding letter of intent with the Zhuhai Municipal People’s Government of the People’s Republic of China to work together to create a master plan for, and develop, a leisure and convention destination resort on Hengqin Island, which is located within mainland China, approximately one mile from the Cotai Strip. In January 2007, the Company was informed that the Zhuhai Government established a Project Coordination Committee to act as a government liaison empowered to work directly with the Company to advance the development of the project. The Company has interfaced with this committee and is working actively with the committee as it continues to advance its plans. The project remains subject to a number of conditions, including further governmental approvals.
Singapore Development Project
     In August 2006, the Company’s wholly-owned subsidiary, Marina Bay Sands Pte. Ltd. (“MBS”), entered into a development agreement (the “Development Agreement”) with the Singapore Tourism Board (the “STB”) to build and operate an integrated resort called the Marina Bay Sands in Singapore. The Marina Bay Sands is expected to include three 50+ story hotel towers (totaling approximately 2,700 rooms), a casino, an enclosed retail, dining and entertainment complex of approximately 850,000 net leasable square feet, a convention center and meeting room complex of approximately 1.2 million square feet, theaters and a landmark iconic structure at the bay-front promenade that contains an art/science museum. The Marina Bay Sands is expected to open in late 2009.
United Kingdom Development Projects
     The United Kingdom government announced that the approval for the country’s first regional super casino had been rescinded. Should the government approve an alternative super casino site, the Company intends to evaluate the efficacy of participating in the tender process for that site. In addition, the Company has an existing agreement to develop and lease a gaming and entertainment facility with the Glasgow Rangers football club in the United Kingdom. The Company’s ability to eventually develop and lease a gaming and entertainment facility under the agreement is subject to a number of conditions, including the passage of appropriate legislation and the ability to obtain a gaming license.
Other Development Projects
     The Company is currently exploring the possibility of developing and operating additional properties, including integrated resorts, in other Asian and U.S. jurisdictions, and in Europe. In December 2007, the Company submitted applications to the Kansas Lottery Commission for a gaming license and if successful, the Company plans to develop a casino resort in the Kansas City, Kansas, metropolitan area.

Development Financing Strategy
     As previously described, the Company has a number of significant development projects underway in the United States, Macao and Singapore for which construction is expected to continue through 2011. In the United States, the estimated costs to build the Las Vegas condominium tower and the Sands Bethworks project are each approximately $600.0 million, of which the Company has capitalized approximately $82.1 million and $66.9 million, respectively. In Macao, the estimated cost to build the Company’s developments on the Cotai Strip (including The Venetian Macao) is approximately $12.0 billion, of which the Company has capitalized approximately $2.91 billion. In Singapore, although construction has started on the Marina Bay Sands, the Company is continuing to work with the Singapore government to finalize various design aspects of the integrated resort and is in the process of finalizing its cost estimates for the project. The Company expects that the cost to design, develop and construct the Marina Bay Sands will be in excess of $4.0 billion, (inclusive of payments made in 2006 for the land premium, taxes and other fees), of which the Company has capitalized approximately $1.39 billion.
     The Company has principally funded its global development projects through borrowings under the bank credit facilities of its operating subsidiaries, operating cash flows and proceeds from the disposition of non-core assets. In 2007, the Company began to execute its financing strategy to secure additional borrowing capacity to fund its existing and future development projects and operations in Asia, including Macao and Singapore, and the United States.
     In April 2007, the Company increased the size of its Macao credit facility to fund the Company’s Macao development projects from $2.5 billion to $3.3 billion by exercising its right to access an additional $800.0 million of incremental facilities under the accordion feature provided under the Macao credit facility. The incremental $800.0 million consisted of an additional $600.0 million of term loans and an increase of $200.0 million to the revolving credit facility to $700.0 million. In connection with the increase in the Macao credit facility, the lenders also approved a reduction of the interest rate margin for all classes of loans by 50 basis points, thereby reducing the Company’s overall interest expense under the Macao credit facility. As of December 31, 2007, the Company had approximately $449.0 million available under the revolving credit facility portion of the Macao credit facility. The Company is currently in the preliminary stages of exploring its options with respect to refinancing the Macao credit facility, the proceeds of which would be used to refinance the amount currently outstanding under the Macao credit facility as well as provide incremental borrowings to continue to fund the development projects on the Cotai Strip in Macao.
     In May 2007, the Company initiated its U.S. refinancing efforts by entering into a $5.0 billion senior secured credit facility. A portion of the proceeds of this facility was used to refinance the indebtedness secured by the Company’s Las Vegas integrated resort, including The Venetian, The Palazzo, The Shoppes at The Palazzo and The Sands Expo Center, and to fund design, development and construction costs incurred in the connection with the completion of The Palazzo, which partially opened on December 30, 2007, The Shoppes at The Palazzo and the Las Vegas condominiums. The Company completed its U.S. refinancing efforts by entering into a $167.0 million amended and restated FF&E credit facility in August 2007, the proceeds of which are being used to finance or refinance the acquisition of furniture, fixtures and equipment located in The Venetian and The Palazzo. As of December 31, 2007, the Company had approximately $1.97 billion and $105.0 million of available borrowing capacity under the senior secured credit facility and the amended and restated FF&E credit facility, respectively. The senior secured credit facility permits the Company to make investments in its foreign subsidiaries and other development projects outside of Las Vegas in an amount not to exceed $2.1 billion, and permits the Company to invest in its Sands Bethworks project so long as no more than 30% of any such investment is in the form of equity. As of December 31, 2007, the Company has used approximately $705.8 million of the permitted $2.1 billion to fund a portion of its required equity contribution to the Marina Bay Sands project and investments with respect to its other Asian development projects, including in Macao.
     In December 2007, the Company entered into a 5.44 billion Singapore dollar credit facility (“SGD,” approximately $3.76 billion at exchange rates in effect at December 31, 2007) to fund construction costs and expenses at the Marina Bay Sands, which closed and funded in January 2008. A portion of the proceeds of this facility, together with a portion of our initial SGD 800.0 million (approximately $553.4 million at exchange rates in effect at December 31, 2007) equity contribution, were used to repay outstanding borrowings of approximately SGD 1.92 billion (approximately $1.33 billion at exchange rates in effect at December 31, 2007) on the existing Singapore bridge facility. The remaining funds available for borrowing under the Singapore credit facility will be used to fund a significant portion of the design, development and construction costs of the Marina Bay Sands project. Under the terms of the Singapore credit facility, the Company is obligated to fund at least 20% of the total costs and expenses incurred in connection with the design, development and construction of the Marina Bay Sands project with equity contributions or subordinated intercompany loans, with the remaining 80% funded with debt, including debt under the Singapore credit facility. The Company has funded its current equity contribution requirement through borrowings under its U.S. senior secured credit facility.

     Due to these substantial development activities, included in current liabilities were construction payables of approximately $717.5 million as of December 31, 2007. As a portion of the current liabilities will be funded out of the Company’s long-term borrowing capacity, the Company had a working capital deficit of approximately $114.2 million as of December 31, 2007. Subsequent to year-end, the Company borrowed approximately $450.0 million on its credit facilities, of which approximately $225.0 million was used to pay construction payables outstanding as of December 31, 2007.
     The Company held unrestricted and restricted cash and cash equivalents of approximately $857.2 million and $411.8 million, respectively, as of December 31, 2007. The Company believes that its existing cash balances, operating cash flows from The Venetian and The Palazzo and the proceeds from the anticipated sale of The Shoppes at the Palazzo to GGP and Las Vegas condominium units, together with its available borrowing capacity under the U.S. senior secured credit facility and the FF&E credit facility, will be sufficient to fund the estimated development and construction costs for the Las Vegas condominiums and the Sands Bethworks projects during 2008. In addition, the Company believes that these funds will also enable it to fund the Company’s equity contribution requirement for the Marina Bay Sands project and provide additional capital to its Macao subsidiaries to fund a portion of the development projects on the Cotai Strip in Macao during this same time period.
     Existing restricted and unrestricted cash balances at the Company’s Macao subsidiaries, operating cash flows from the Sands Macao and The Venetian Macao and available borrowing capacity under the Macao credit facility, together with funds made available under the Company’s U.S. senior secured credit facility, will be used to fund current development and construction costs for the Cotai Strip development activities in the short term. However, the Company will need to arrange additional debt and/or equity financing in the near term to continue to fund its design, development and construction activities at the remaining Cotai Strip development projects. The Company expects to complete this refinancing in 2008.
     In the near term, the Company will continue to borrow significant amounts under its existing and future bank credit facilities as it funds its global construction and development projects. In connection with such borrowing needs, the Company regularly evaluates conditions in the global credit markets. However, the Company may not be able to obtain additional borrowings when necessary or on credit terms as favorable as the Company’s existing credit facilities. If the Company is not able to obtain the requisite financing or the terms are not as favorable as it anticipates, the Company may be required to slow or suspend its global development activities, including its Cotai Strip development, until such financing or other sources of funds become available.
Development Financing Strategy Update and Going Concern
     Commencing September 30, 2008, the U.S. senior secured credit facility and FF&E financings require the Company’s Las Vegas operations to comply with certain financial covenants, including to maintain a maximum leverage ratio of net debt, as defined, to trailing twelve-month adjusted earnings before interest, income taxes, depreciation and amortization, as defined (“Adjusted EBITDA”). In order to comply with the maximum leverage ratio as of December 31, 2008, and subsequent quarterly periods, the Company will need to (i) achieve increased levels of Adjusted EBITDA at its Las Vegas properties; (ii) decrease the rate of spending on its development projects; (iii) obtain additional financing at the parent company level, the proceeds from which could be used to reduce its Las Vegas operations’ net debt; (iv) elect to contribute up to $50.0 million of capital from its cash on hand to its Las Vegas operations (such contribution having the effect of increasing Adjusted EBITDA by up to $50.0 million per quarter for purposes of calculating maximum leverage (the “EBITDA true-up”)); or in some cases (v) a combination thereof.
     As the Las Vegas properties did not achieve the levels of Adjusted EBITDA necessary to maintain compliance with the maximum leverage ratio for the quarterly period ending September 30, 2008, the Company completed a private placement of $475.0 million in convertible senior notes with the Company’s principal stockholder and his family and used a portion of the proceeds to exercise the EBITDA true-up provision. The convertible senior notes bear interest at 6.5% per annum, payable in quarterly installments, and mature on October 1, 2013, unless earlier converted or repurchased by the Company, with an initial conversion rate of 20.141 shares of common stock per $1,000 principal amount. Following any fundamental change, as defined in the agreement, that occurs prior to the maturity date, the Company will be required to make an offer to repurchase the convertible senior notes at 101% of the then outstanding principal amount. The Company’s principal stockholder and his family were granted pre-emptive rights with respect to any future proposed issuance or sale by the Company of equity interests (including convertible or exchangeable securities), pursuant to which they will be able to purchase a portion of the offered equity interests based on their fully diluted common stock ownership in the Company. The EBITDA true-up, by itself, would not have been sufficient to maintain compliance with the maximum leverage ratio as of September 30, 2008. Accordingly, the entire proceeds from the offering were immediately contributed to LVSLLC to reduce the net debt of the parties to the domestic credit facilities in order to maintain compliance with the maximum leverage ratio for the quarterly period ending September 30, 2008.

     Based upon current Las Vegas operating estimates for the quarter ending December 31, 2008 and quarterly periods during 2009, as well as the fact that the Company has continued to fund its development projects outside of Las Vegas, in whole or in part, with borrowings under the U.S. senior secured credit facility, the Company expects the amount of its material domestic subsidiaries’ indebtedness will be beyond the level allowed under the maximum leverage ratio. If the Company’s Las Vegas Adjusted EBITDA levels do not increase sufficiently, the Company does not adjust spending on its global development projects, which the Company is currently evaluating, and the EBITDA true-up is not sufficient or available to enable the Company to maintain compliance under the maximum leverage ratio, the Company will need to obtain significant additional capital at the parent level. As previously announced, the Company is working with its financial advisor to develop and implement a capital raising program that would be sufficient to address the Company’s current and anticipated funding needs; however, no assurances can be given that the program will be successful. If none of the foregoing occurs, the Company would need to obtain waivers or amendments under its domestic credit facilities, and no assurances can be given that the Company will be able to obtain these waivers or amendments. If the Company is unable to obtain waivers or amendments if and when necessary, the Company would be in default under its domestic credit facilities, which would trigger cross-defaults under the Company’s airplane financings and convertible senior notes. If such defaults or cross-defaults were to occur and the respective lenders chose to accelerate the indebtedness outstanding under these agreements, it would result in a default under the senior notes. Any defaults or cross-defaults under these agreements would allow the lenders, in each case, to exercise their rights and remedies as defined under their respective agreements. If the lenders were to exercise their right to accelerate the indebtedness outstanding, there can be no assurance that the Company would be able to refinance any amounts that may become accelerated under such agreements. Under the terms of the U.S. senior secured credit facility, if a default or a material adverse change, as defined in the agreement, were to occur, it would preclude the Company’s domestic subsidiaries from accessing any available borrowings (including the $400.0 million under the Delayed Draw II Facility, which expires November 23, 2008, and $201.1 million under the Revolving Facility, which includes approximately $7.7 million committed to be funded by Lehman Brothers Commercial Paper Inc.). If the capital raising program is unsuccessful and the Company does not have access to the available borrowings under the U.S. senior secured credit facility, the Company would need to immediately suspend portions, if not all, of its ongoing global development projects and consider other alternatives. These factors raise a substantial doubt about the Company’s ability to continue as a going concern. The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Note 2 — Summary of Significant Accounting Policies
Principles of Consolidation
     The consolidated financial statements include the accounts of the Company, its majority-owned subsidiaries and variable interest entities (“VIEs”) in which the Company is the primary beneficiary. The equity attributable to minority shareholders’ interests in subsidiaries, which is not material, is included in other long-term liabilities in the accompanying consolidated balance sheets. All significant intercompany balances and transactions have been eliminated in consolidation.
     Management’s determination of the appropriate accounting method with respect to the Company’s variable interests is based on Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) No. 46R, “Consolidation of Variable Interest Entities — an Interpretation of ARB No. 51.” The Company consolidates any VIEs in which it is the primary beneficiary and discloses significant variable interests in VIEs of which it is not the primary beneficiary, if any.
     The Company entered into several joint ventures, formed with well-known and highly-regarded chefs and restaurateurs, to own and operate restaurants located within The Venetian and The Palazzo. In connection with these joint ventures, the Company obtained financial interests in which, based upon its evaluation, the Company was determined to be the primary beneficiary. In accordance with FIN No. 46R, the Company has consolidated these entities as of, and for the year ended, December 31, 2007.
Use of Estimates
     The preparation of the consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires the Company to make estimates and judgments that affect the reported amounts of assets and liabilities, revenues and expenses, and related disclosures of contingent assets and liabilities. These estimates and judgments are based on historical information, information that is currently available to the Company and on various other assumptions that the Company believes to be reasonable under the circumstances. Actual results could vary from those estimates.

Cash and Cash Equivalents
     Cash and cash equivalents consist of cash and short-term investments with original maturities of less than 90 days. Such investments are carried at cost, which approximates their fair value. Cash equivalents are placed with high credit quality financial institutions and are primarily in money market funds.
Accounts Receivable and Credit Risk
     Accounts receivable are principally comprised of casino and hotel receivables, which do not bear interest and are recorded at cost. The Company extends credit to approved casino customers following background checks and investigations of creditworthiness. Business or economic conditions, the legal enforceability of gaming debts, or other significant events in foreign countries could affect the collectibility of receivables from customers residing in these countries.
     The allowance for doubtful accounts represents the Company’s best estimate of the amount of probable credit losses in the Company’s existing accounts receivable. The Company determines the allowance based on specific customer information, historical write-off experience and current industry and economic data. Account balances are charged off against the allowance when the Company believes it is probable the receivable will not be recovered. Management believes that there are no concentrations of credit risk for which an allowance has not been established. Although management believes that the allowance is adequate, it is possible that the estimated amount of cash collections with respect to accounts receivable could change.
Inventories
     Inventories consist primarily of food, beverage and retail products, and operating supplies, which are stated at the lower of cost or market. Cost is determined by the first-in, first-out and specific identification methods.
Property and Equipment
     Property and equipment are stated at cost. Depreciation and amortization are provided on a straight-line basis over the estimated useful lives of the assets, which do not exceed the lease term for leasehold improvements, as follows:

Land improvements, building and building improvements	15 to 40 years
Furniture, fixtures and equipment	3 to 15 years
Leasehold improvements	5 to 10 years
Transportation	20 years
     Maintenance and repairs that neither materially add to the value of the asset nor appreciably prolong its life are charged to expense as incurred. Gains or losses on disposition of property and equipment are included in the consolidated statements of operations.
     The Company evaluates its property and equipment and other long-lived assets for impairment in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.” For assets to be disposed of, the Company recognizes the asset to be sold at the lower of carrying value or fair value less costs of disposal. Fair value for assets to be disposed of is estimated based on comparable asset sales, solicited offers or a discounted cash flow model.
     For assets to be held and used, fixed assets are reviewed for impairment whenever indicators of impairment exist. If an indicator of impairment exists, the Company first groups its assets with other assets and liabilities at the lowest level for which identifiable cash flows are largely independent of the cash flows of other assets and liabilities (the “asset group”). Secondly, the Company estimates the undiscounted future cash flows that are directly associated with and expected to arise from the use and eventual disposition of such asset group. The Company estimates the undiscounted cash flows over the remaining useful life of the primary asset within the asset group. If the undiscounted cash flows exceed the carrying value, no impairment is indicated. If the undiscounted cash flows do not exceed the carrying value, then an impairment is measured based on fair value compared to carrying value, with fair value typically based on a discounted cash flow model. If an asset is still under development, future cash flows include remaining construction costs.
     For assets to be held for sale, the fixed assets (the “disposal group”) are measured at the lower of their carrying amount or fair value less cost to sell. Losses are recognized for any initial or subsequent write-down to fair value less cost to sell, while gains are recognized for any subsequent increase in fair value less cost to sell, but not in excess of the cumulative loss previously recognized. Any gains or losses not previously recognized that results from the sale of the disposal group shall be recognized at the date of sale. Fixed assets are not depreciated while classified as held for sale.

Capitalized Interest
     Interest costs associated with major construction projects are capitalized and included in the cost of the projects. When no debt is incurred specifically for construction projects, interest is capitalized on amounts expended using the weighted-average cost of the Company’s outstanding borrowings. Capitalization of interest ceases when the project is substantially complete or construction activity is suspended for more than a brief period. During the years ended December 31, 2007, 2006 and 2005, the Company capitalized interest expense of $223.2 million, $94.6 million and $22.7 million, respectively.
Deferred Financing Costs and Original Issue Discounts
     Deferred financing costs and original issue discounts are amortized to interest expense based on the terms of the related debt instruments using the effective interest method.
Leasehold Interest in Land
     Leasehold interest in land represents payments made for the use of land over an extended period of time. The leasehold interests in land are amortized on a straight-line basis over the expected term of the related lease agreements. Such assets are not considered qualifying assets for purposes of capitalizing interest and as such, are not included in the base used to determine capitalized interest.
Indefinite Useful Life Assets
     Assets with indefinite useful lives are not subject to amortization and are tested for impairment annually or more frequently if events or circumstances indicate that the assets might be impaired. The impairment test consists of a comparison of the fair value of the asset with its carrying amount. If the carrying amount of the asset exceeds its fair value, an impairment will be recognized in an amount equal to that excess. If the carrying amount of the asset does not exceed the fair value, no impairment is recognized.
Revenue Recognition and Promotional Allowances
     Casino revenue is the aggregate of gaming wins and losses. Cash discounts, commissions and other cash incentives to customers related to gaming play are recorded as a reduction of gross casino revenues. Hotel revenue recognition criteria are met at the time of occupancy. Food and beverage revenue recognition criteria are met at the time of service. Deposits for future hotel occupancy or food and beverage services contracts are recorded as deferred income until revenue recognition criteria are met. Cancellation fees for hotel and food and beverage services are recognized upon cancellation by the customer. Convention revenues are recognized when the related service is rendered or the event is held. Minimum rental revenues, adjusted for contractual base rent escalations, are included in convention, retail and other revenue and are recognized on a straight-line basis over the terms of the related lease.
     In accordance with industry practice, the retail value of accommodations, food and beverage, and other services furnished to hotel/casino guests without charge is included in gross revenue and then deducted as promotional allowances. The estimated retail value of such promotional allowances is included in operating revenues as follows (in thousands):

	Year Ended December 31,
	2007	2006	2005
Rooms	$71,908	$48,005	$42,354
Food and beverage	63,805	44,768	34,760
Convention, retail and other	18,142	10,546	6,199

	$153,855	$103,319	$83,313

     The estimated departmental cost of providing such promotional allowances is included primarily in casino operating expenses as follows (in thousands):

	Year Ended December 31,
	2007	2006	2005
Rooms	$15,864	$11,505	$10,862
Food and beverage	40,622	29,302	23,153
Convention, retail and other	18,325	5,040	5,973

	$74,811	$45,847	$39,988

Frequent Players Program
     The Company has established promotional clubs to encourage repeat business from frequent and active slot machine customers and table games patrons. Members earn points based on gaming activity and such points can be redeemed for cash or free play. The Company accrues for club points as a reduction to gaming revenue based upon the estimates for expected redemptions.
Pre-Opening and Development Expenses
     The Company accounts for costs incurred in the development and pre-opening phases of new ventures in accordance with Statement of Position No. 98-5, “Reporting on the Costs of Start-Up Activities.” Pre-opening expenses represent personnel and other costs incurred prior to the opening of new ventures and are expensed as incurred. Development expenses include the costs associated with the Company’s evaluation and pursuit of new business opportunities, which are also expensed as incurred.
Advertising Costs
     Costs for advertising are expensed the first time the advertising takes place or as incurred. Advertising costs for ongoing operations are included in general and administrative expense and totaled $12.2 million, $6.0 million and $4.6 million for the years ended December 31, 2007, 2006 and 2005, respectively.
Corporate Expenses
     Corporate expense represents payroll, travel, professional fees and various other expenses not allocated or directly related to the Company’s integrated resort operations.
Foreign Currency
     The Company accounts for currency translation in accordance with SFAS No. 52, “Foreign Currency Translation.” Gains or losses from foreign currency remeasurements are currently included in net income. Balance sheet accounts are translated at the exchange rate in effect at each balance sheet date and income statement accounts are translated at the average exchange rates during the year. Translation adjustments resulting from this process are charged or credited to other comprehensive income.
Comprehensive Income
     Comprehensive income includes net income and all other non-stockholder changes in equity, or other comprehensive income. Elements of the Company’s comprehensive income are reported in the accompanying consolidated statements of stockholders’ equity and comprehensive income, and the cumulative balance of other comprehensive income consisted solely of foreign currency translation adjustments.
Earnings Per Share
     The weighted average number of common and common equivalent shares used in the calculation of basic and diluted earnings per share consisted of the following:

	Year Ended December 31,
	2007	2006	2005
Weighted-average common shares outstanding (used in the calculations of basic earnings per share)	354,807,700	354,277,941	354,161,165
Potential dilution from stock options and restricted stock	981,919	986,503	365,439

Weighted-average common and common equivalent shares (used in the calculations of diluted earnings per share)	355,789,619	355,264,444	354,526,604

Antidilutive stock options and restricted stock excluded from the calculation of diluted earnings per share	1,097,900	882,900	42,820

Stock-Based Employee Compensation
     Effective January 1, 2006, the Company adopted the provisions of SFAS No. 123R, “Share-Based Payment,” which establishes accounting for equity instruments exchanged for employee services. Under the provisions of SFAS No. 123R, stock-based compensation cost is measured at the grant date, based on the calculated fair value of the award, and is recognized over the employee’s requisite service period (generally the vesting period of the equity grant). Prior to January 1, 2006, the Company accounted for stock-based compensation to employees in accordance with Accounting Principles Board (“APB”) Opinion No. 25 “Accounting for Stock Issued to Employees,” and related interpretations. The Company also followed the disclosure requirements of SFAS No. 123, “Accounting for Stock-Based Compensation,” as amended by SFAS No. 148, “Accounting for Stock-Based Compensation — Transition and Disclosure.” The Company elected to adopt the modified prospective application transition method as provided by SFAS No. 123R and, accordingly, financial statement amounts for the prior periods presented in this Form 10-K have not been restated to reflect the fair value method of recording stock-based compensation. The Company’s stock-based employee compensation plan is more fully discussed in “— Note 12 — Stock-Based Employee Compensation.”
     The Company had previously adopted the provisions of SFAS No. 123, as amended by SFAS No. 148, for disclosure purposes only. Had the Company accounted for the plan under the fair value method allowed by SFAS No. 123, the Company’s net income and earnings per share would have been adjusted to the following pro forma amounts for the year ended December 31, 2005 (dollars in thousands, except per share data):

Net income, as reported	$283,686
Add: Stock-based compensation expense included in reported net income, net of tax	96
Deduct: Total stock-based employee compensation expense determined under the minimum value method	—
Deduct: Total stock-based employee compensation expense determined under Black-Scholes option-pricing model, net of tax	(3,791)

Pro forma net income	$279,991

Basic earnings per share, as reported	$0.80

Basic earnings per share, pro forma	$0.79

Diluted earnings per share, as reported	$0.80

Diluted earnings per share, pro forma	$0.79

Income Taxes
     The Company is subject to income taxes in the U.S. (including federal and state) and numerous foreign jurisdictions in which it operates. Deferred income tax balances reflect the effects of temporary differences between the carrying amounts of assets and liabilities and their tax bases and are stated at enacted tax rates expected to be in effect when taxes are actually paid or recovered. SFAS No. 109, “Accounting for Income Taxes,” requires that deferred tax assets be evaluated for future realization and reduced by a valuation allowance to the extent the Company believes a portion will not be realized. The Company considers many factors when assessing the likelihood of future realization of its deferred tax assets, including its recent cumulative earnings experience and expectations of future taxable income by taxing jurisdiction, the carry-forward periods available to it for tax reporting purposes, and other relevant factors.
     Significant judgment is required in evaluating the Company’s tax positions and determining the provision for income taxes. During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. Effective January 1, 2007, the Company adopted the provisions of FIN No. 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109.” FIN No. 48 contains a two-step approach to recognizing and measuring uncertain tax positions accounted for in accordance with SFAS No. 109. The first step is to evaluate the tax position for recognition by determining if the weight of available evidence indicates it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation processes, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. The Company considers many factors when evaluating and estimating its tax positions and tax benefits, which may require periodic adjustments and which may not accurately anticipate actual outcomes.
     The Company is subject to income tax examination by tax authorities for the years after 2003. There are currently no income tax returns being examined by the Internal Revenue Service or other major tax authorities.
Tax Indemnification
     In connection with the conversion of LVSLLC from a subchapter S corporation to a taxable C corporation for income tax purposes in 2004, LVSLLC entered into an indemnification agreement pursuant to which it agreed to:
•	indemnify those of the Company’s stockholders who were stockholders of Las Vegas Sands, Inc. prior to the 2004 initial public offering against certain tax liabilities incurred by these stockholders as a result of adjustments (pursuant to a determination by, or a settlement with, a taxing authority or court, or pursuant to the filing of an amended tax return) to the taxable income of Las Vegas Sands, Inc. with respect to taxable periods during which Las Vegas Sands, Inc. was a subchapter S corporation for income tax purposes; and

•	indemnify the Principal Stockholder against certain tax liabilities incurred by him as a result of adjustments (pursuant to a determination by, or a settlement with, a taxing authority or court, or pursuant to the filing of an amended tax return) to the taxable income of Interface Group Holding Company Inc. with respect to taxable periods during which it was a subchapter S corporation for income tax purposes.
Accounting for Derivative Instruments and Hedging Activities
     Generally accepted accounting principles require that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. If specific conditions are met, a derivative may be specifically designated as a hedge of specific financial exposures. The accounting for changes in the fair value of a derivative depends on the intended use of the derivative and, if used in hedging activities, it depends on its effectiveness as a hedge.
     The Company has a policy aimed at managing interest rate risk associated with its current and anticipated future borrowings. This policy enables the Company to use any combination of interest rate swaps, futures, options, caps and similar instruments. To the extent the Company employs such financial instruments pursuant to this policy, and the instruments qualify for hedge accounting, they are accounted for as hedging instruments. In order to qualify for hedge accounting, the underlying hedged item must expose the Company to risks associated with market fluctuations and the financial instrument used must be designated as a hedge and must reduce the Company’s exposure to market fluctuation throughout the hedge period. If these criteria are not met, a change in the market value of the financial instrument is recognized as a gain or loss in results of operations in the period of change. Otherwise, gains and losses are recognized in comprehensive income or loss except to the extent that the financial instrument is disposed of prior to maturity. Net interest paid or received pursuant to the financial instrument is included as interest expense in the period.
Recent Accounting Pronouncements
     In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements,” which defines fair value, establishes a framework for measuring fair value and expands disclosures about fair value measurements. SFAS No. 157 applies under other accounting pronouncements that require or permit fair value measurement. SFAS No. 157 does not require any new fair value measurements. The provisions of SFAS No. 157 are effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. In January 2008, the FASB deferred the effective date for one year for certain non-financial assets and non-financial liabilities, except those that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). The Company is still evaluating the impact of this standard; however, the Company does not expect the adoption of SFAS No. 157 will have a material effect on its financial condition, results of operations or cash flows.
     In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Liabilities Including an Amendment of FASB Statement No. 115.” Under SFAS No. 159, the Company may elect to measure many financial instruments and certain other items at fair value, which are not otherwise currently required to be measured at fair value. The decision to measure items at fair value is made at specific election dates on an irrevocable instrument-by-instrument basis and requires recognition of the changes in fair value in earnings and expensing upfront costs and fees associated with the item for which the fair value option is elected. Fair value instruments for which the fair value option has been elected and similar instruments measured using another measurement attribute are to be distinguished on the face of the statement of financial position. SFAS No. 159 is effective for financial statements beginning after November 15, 2007. The Company is still evaluating the impact of this standard; however, the Company does not expect the adoption of SFAS No. 159 will have a material effect on its financial condition, results of operations or cash flows.
     In December 2007, the FASB issued SFAS No. 141R, “Business Combinations,” which replaces FASB Statement No. 141, “Business Combinations.” SFAS No. 141R requires an acquirer to recognize the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions specified in the statement. SFAS No. 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of an entity’s fiscal year that begins after December 15, 2008. The Company is in the process of evaluating the impact of this standard; however, the Company does not expect the adoption of SFAS No. 141R will have a material effect on its financial condition, results of operations or cash flows.

     In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements — An Amendment of ARB No. 51.” SFAS No. 160 establishes accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. Specifically, this statement requires the recognition of a noncontrolling interest (minority interest) as equity in the consolidated financial statements and separate from the parent’s equity. The amount of net income attributable to the noncontrolling interest will be included in consolidated net income on the face of the income statement. SFAS No. 160 clarifies that changes in a parent’s ownership interest in a subsidiary that do not result in deconsolidation are equity transactions if the parent retains its controlling financial interest. In addition, this statement requires that a parent recognize a gain or loss in net income when a subsidiary is deconsolidated and also requires expanded disclosures regarding the interests of the parent and the interests of the noncontrolling owners. The provisions of SFAS No. 160 are effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The Company is in the process of evaluating the impact of this standard; however, the Company does not expect the adoption of SFAS No. 160 will have a material effect on its financial condition, results of operations or cash flows.
Note 3 — Restricted Cash
     In connection with the Company’s new U.S senior secured credit facility (see “— Note 8 — Long-Term Debt — Corporate and U.S. Related Debt — New Senior Secured Credit Facility”), restrictions on cash proceeds related to the prior senior secured credit facility, The Sands Expo Center mortgage loan and the loan to fund the construction of The Shoppes at The Palazzo were eliminated. At December 31, 2006, restricted cash balances related to these eliminated restrictions were $418.8 million.
     As required by the Company’s Macao credit facility entered into in May 2006 (see “— Note 8 — Long-Term Debt — Macao Related Debt — Macao Credit Facility”), certain loan proceeds available under this facility and certain cash flows generated by our existing Macao operations have been deposited into restricted accounts, invested in cash or cash equivalents, and pledged to a collateral agent for the Macao credit facility lenders. This restricted cash amount will be used as required to fund construction of the Sands Macao, The Venetian Macao and other Cotai Strip project costs in accordance with terms specified in this facility. The restricted accounts are subject to a security interest in favor of the lenders under the Macao credit facility. As of December 31, 2007 and 2006, the cash balances in the restricted accounts were $59.2 million and $465.4 million, respectively.
     As required by the Company’s Singapore bridge facility entered into in August 2006 (see “— Note 8 — Long-Term Debt — Singapore Related Debt — Singapore Bridge Facility”), proceeds available under this facility have been deposited into accounts, invested in cash or cash equivalents, and pledged to a security trustee for the benefit of the Singapore bridge facility lenders. This restricted cash amount will be used as required to fund construction and other operating and development costs of the Marina Bay Sands. These accounts are subject to a security interest in favor of the lenders under the Singapore bridge facility. As of December 31, 2007 and 2006, the restricted cash balance was $338.1 million and $19.6 million, respectively.
     In addition, restricted cash includes $14.5 million related to other items as of December 31, 2007. During the year ended December 31, 2007, the Company was issued a gaming license in Pennsylvania and $50.0 million in restricted cash at December 31, 2006, was transferred to the Pennsylvania Gaming Control Board as payment for the license (see “— Note 1 — Organization and Business of Company — United States Development Projects — Sands Bethworks”).
     Restricted cash balances classified as current are primarily equivalent to the related construction payables that are also classified as current.
Note 4 — Accounts Receivable, Net
     Accounts receivable consists of the following (in thousands):

	At December 31,
	2007	2006
Casino	$117,193	$119,514
Hotel	63,895	36,160
Other	39,223	53,485

	220,311	209,159
Less — allowance for doubtful accounts	(33,116)	(35,476)

	$187,195	$173,683

Note 5 — Property and Equipment, Net
     Property and equipment consists of the following (in thousands):

	At December 31,
	2007	2006
Land and improvements	$297,678	$207,144
Building and improvements	4,435,934	1,622,783
Furniture, fixtures, equipment and leasehold improvements	1,013,138	456,230
Transportation	176,897	72,652
Construction in progress	3,258,750	2,694,180

	9,182,397	5,052,989
Less — accumulated depreciation and amortization	(607,783)	(470,664)

	$8,574,614	$4,582,325

     Construction in progress consists of the following (in thousands):

	At December 31,
	2007	2006
The Venetian Macao	110,759	1,474,312
The Four Seasons Macao	359,889	70,310
Other Macao Development Projects (Principally Cotai Strip parcels 5 and 6)	714,701	130,355
Marina Bay Sands	552,850	30,511
The Palazzo and The Shoppes at The Palazzo	1,297,390	916,302
Other	223,161	72,390

	$3,258,750	$2,694,180

     As of December 31, 2007, portions of The Venetian Macao, The Palazzo and The Shoppes at The Palazzo were under construction and are scheduled to be completed during 2008. Approximately $429.0 million in construction in progress as of December 31, 2007, related to The Shoppes at the Palazzo, which is being sold to GGP (see “— Note 10 — Mall Sale — The Shoppes at The Palazzo”). The $223.2 million in other construction in progress consists primarily of the construction of Sands Bethworks and the Las Vegas condominiums, airplane-related purchases at corporate and other projects in Las Vegas.
     As of December 31, 2007, the cost of property and equipment that the Company is leasing to tenants as part of its Macao mall operations was $216.4 million with accumulated depreciation of $3.4 million.
     During the three months ended June 30, 2007, the Company recorded a charge of $4.8 million to properly account for pre-opening expenses that had been previously capitalized on the balance sheets during the years ended December 31, 2005 and 2006, and the three months ended March 31, 2007. Because the amounts involved were not material to the Company’s financial statements in any individual prior period and the cumulative amount was not material to the results of operations for the year ended December 31, 2007, the Company recorded the effect of correcting this item, which increased pre-opening expense and reduced property and equipment by $4.8 million, during the three months ended June 30, 2007.
Note 6 — Leasehold Interests in Land, Net
     Leasehold interests in land consists of the following (in thousands):

	At December 31,
	2007	2006
Marina Bay Sands	$854,386	$806,021
Sands Macao	22,625	10,237
The Venetian Macao (parcel 1)	163,753	—
The Four Seasons Macao (parcel 2)	27,890	—
Parcel 3	29,839	—

	1,098,493	816,258
Less — accumulated amortization	(28,884)	(6,402)

	$1,069,609	$809,856

     The Company will amortize the leasehold interests in land for Marina Bay Sands, Sands Macao and the three parcels on the Cotai Strip on a straight-line basis over the expected term of the leases at approximately $14.2 million, $1.2 million and $10.3 million, respectively, annually at exchange rates in effect as of December 31, 2007.

     During the year ended December 31, 2007, the Company made payments of 1.32 billion patacas (approximately $163.8 million at exchange rates in effect on December 31, 2007) for the full payment of the land premium for parcel 1 and partial payments of 224.2 million patacas and 239.9 million patacas (approximately $27.9 million and $29.8 million, respectively, at exchange rates in effect on December 31, 2007) towards the land premiums for parcels 2 and 3, respectively. The balance on parcel 2 will be due upon completion of The Four Seasons Macao, which is expected to be completed in summer 2008. The balance on parcel 3 will either be due upon the completion of the resorts on the parcel or will be payable through seven equal semi-annual payments (one of which was made in 2007), bearing interest at 5% per annum. The Company received a credit in the amount of 193.4 million patacas (approximately $24.1 million at exchange rates in effect on December 31, 2007) towards the aggregate land premium related to reclamation work and other works done on the land, and the installation costs of an electrical substation.
     In addition to the land premium payments for the Macao leasehold interests in land, the Company is required to make annual rent payments in the amounts and at the times specified in the land concessions. The rent amounts may be revised every five years by the Macao government. As of December 31, 2007, the Company was obligated under its concessions to make future premium and rental payments as follows (in thousands):

2008	$59,575
2009	18,207
2010	18,207
2011	3,047
2012	3,140
Thereafter	60,385

$162,561

Note 7 — Other Accrued Liabilities
     Other accrued liabilities consist of the following (in thousands):

	At December 31,
	2007	2006
Customer deposits	$143,053	$78,313
Payroll and related	92,103	65,350
Taxes and licenses	140,003	78,922
Outstanding gaming chips and tokens	152,962	51,752
Other accruals	82,790	44,564

	$610,911	$318,901

Note 8 — Long-Term Debt
     Long-term debt consists of the following (in thousands):

	At December 31,
	2007	2006
Corporate and U.S. Related:
New Senior Secured Credit Facility — Term B	$2,985,000	$—
Senior Secured Credit Facility — Term B and Term B Delayed Draw	—	1,170,000
Senior Secured Credit Facility — Revolving Facility	—	260,128
6.375% Senior Notes (net of original issue discount of $1,620 and $1,847, respectively)	248,380	248,153
Airplane Financings	89,484	—
FF&E Financings	61,416	44,977
Other	6,857	—
The Sands Expo Center Mortgage Loan	—	90,868
Construction Loan for The Shoppes at The Palazzo	—	114,500
Macao Related:
Macao Credit Facility — Term B and Local Term	1,900,000	1,300,000
Macao Credit Facility — Term B Delayed	700,000	—
Macao Credit Facility — Revolving Facility	251,000	—
Other	6,434	—
Singapore Related:
Singapore Bridge Facility — Term Loan	594,404	393,510
Singapore Bridge Facility — Floating Rate Notes	729,355	520,502

	7,572,330	4,142,638
Less — current maturities	(54,333)	(6,486)

Total long-term debt	$7,517,997	$4,136,152

Corporate and U.S. Related Debt
New Senior Secured Credit Facility
     In May 2007, the Company entered into a $5.0 billion senior secured credit facility (the “New Senior Secured Credit Facility”), which consists of a $3.0 billion funded term loan (the “Term B Facility”), a $600.0 million delayed draw term loan available for 12 months after closing (the “Delayed Draw I Facility”), a $400.0 million delayed draw term loan available for 18 months after closing (the “Delayed Draw II Facility”) and a $1.0 billion revolving credit facility, of which up to $100.0 million may be drawn on a swingline basis (the “Revolving Facility”).
     The Term B Facility and the Delayed Draw I Facility mature on May 23, 2014. The Term B Facility is subject to quarterly amortization payments of $7.5 million, which began in September 2007, followed by a balloon payment of $2.80 billion due on May 23, 2014. The Delayed Draw I Facility is subject to quarterly amortization payments of $1.5 million, which begin on September 30, 2008, followed by a balloon payment of $565.5 million due on May 23, 2014. The Delayed Draw II Facility matures on May 23, 2013, and is subject to quarterly amortization payments of $1.0 million, which begin on March 31, 2009, followed by a balloon payment of $383.0 million due on May 23, 2013. The Revolving Facility matures on May 23, 2012, and has no interim amortization. As of December 31, 2007, no amounts are outstanding under the Revolving Facility and no amounts have been drawn under the delayed draw facilities.
     The New Senior Secured Credit Facility is guaranteed by certain of the Company’s domestic subsidiaries (the “Guarantors”). The obligations under the New Senior Secured Credit Facility and the guarantees of the Guarantors are collateralized by a first-priority security interest in substantially all of LVSLLC’s and the Guarantors’ assets, other than capital stock and similar ownership interests, certain furniture, fixtures and equipment, and certain other excluded assets.
     Borrowings under the New Senior Secured Credit Facility bear interest, at the Company’s option, at either an adjusted Eurodollar rate or at an alternative base rate plus a credit spread. For base rate borrowings, the initial credit spread is 0.5% per annum and 0.75% per annum for the Revolving Facility and the term loans, respectively. For Eurodollar rate borrowings, the initial credit spread is 1.5% per annum and 1.75% per annum for the Revolving Facility and the term loans, respectively (6.6% as of December 31, 2007). These spreads will be reduced by 0.25% if the Company’s “corporate rating” (as defined in the New Senior Secured Credit Facility) is increased to at least Ba2 by Moody’s and at least BB by Standard & Poor’s Ratings Group, subject to certain additional conditions. The spread for the Revolving Facility will be further reduced by 0.25% if the Company’s “corporate rating” is increased to at least Ba1 or higher by Moody’s and at least BB+ or higher by S&P, subject to certain additional conditions. The weighted average interest rate for the New Senior Secured Credit Facility was 7.1% during the year ended December 31, 2007.
     The Company will pay a commitment fee of 0.375% per annum on the undrawn amounts under the Revolving Facility, which will be reduced by 0.125% if certain ratings are achieved, subject to certain additional conditions. The Company will also pay a commitment fee equal to 0.75% per annum and 0.5% per annum on the undrawn amounts under the Delayed Draw I Facility and the Delayed Draw II Facility, respectively. The New Senior Secured Credit Facility contains affirmative and negative covenants customary for such financings, including, but not limited to, minimum ratios of adjusted earnings before interest, taxes, depreciation and amortization (“EBITDA”) to interest expense and maximum ratios of total debt outstanding to adjusted EBITDA. The New Senior Secured Credit Facility also contains conditions and events of default customary for such financings. In addition, there are provisions that limit or prohibit certain payments of dividends and other distributions to LVSC. At December 31, 2007, the net assets of LVSLLC were $5.86 billion, a substantial portion of which were restricted from being distributed under the terms of the New Senior Secured Credit Facility.
     To meet the requirements of the New Senior Secured Credit Facility, the Company entered into an interest rate cap agreement in August 2007 with a notional amount of $1.64 billion, which expires on May 31, 2009. The provisions of this interest rate cap agreement entitle the Company to receive from the counterparty the amounts, if any, by which the selected market interest rate exceeds the strike rate of 6.75%. The Company has three additional interest rate cap agreements that it entered into as part of the prior senior secured credit facility with notional amounts of $500.0 million, $50.0 million and $10.0 million, which all expire on March 30, 2008. The provisions of these interest rate cap agreements entitle the Company to receive from the counterparties the amounts, if any, by which the selected market interest rates exceed the strike rates of 5.75%, 6.5% and 6.375%, respectively. There was no net effect on interest expense as a result of these four interest rate cap agreements for the year ended December 31, 2007.

     A portion of the proceeds of the Term B Facility was used to refinance the prior senior secured credit facility, repay the construction loan related to The Shoppes at The Palazzo and The Sands Expo Center mortgage loan, pay for certain construction and development related expenses incurred in connection with The Palazzo, and for fees and expenses related to the New Senior Secured Credit Facility. The Company incurred a charge of approximately $10.7 million for loss on early retirement of debt during 2007 as a result of refinancing the facility.
Senior Notes
     On February 10, 2005, LVSC sold in a private placement transaction $250.0 million in aggregate principal amount of its 6.375% Senior Notes due 2015 (the “Senior Notes”) with an original issue discount of $2.3 million. Net proceeds after offering costs and original issue discount were $244.8 million. The Senior Notes will mature on February 15, 2015. LVSC has the option to redeem all or a portion of the Senior Notes at any time prior to February 15, 2010, at a “make-whole” redemption price. Thereafter, LVSC has the option to redeem all or a portion of the Senior Notes at any time at fixed prices that decline ratably over time. The Senior Notes are unsecured senior obligations of LVSC and are jointly and severally guaranteed on a senior unsecured basis by certain of LVSC’s existing domestic subsidiaries, which includes LVSLLC and Venetian Casino Resort, LLC (“VCR”). The indenture governing the Senior Notes contains covenants that, subject to certain exceptions and conditions, limit the ability of LVSC and the subsidiary guarantors to enter into sale and leaseback transactions in respect of their principal properties, create liens on their principal properties and consolidate, merge or sell all or substantially all their assets. In June 2005, the Senior Notes were exchanged for substantially similar Senior Notes, which have been registered under the federal securities laws. In connection with entering into the New Senior Secured Credit Facility, the Senior Notes were collateralized on an equal and ratable basis with the obligations under the New Senior Secured Credit Facility.
Airplane Financings
     In February 2007, the Company entered into promissory notes totaling $72.0 million to finance the purchase of one airplane and to finance two others that were already owned. The notes consist of balloon payment promissory notes and amortizing promissory notes, all of which have ten year maturities and are collateralized by the related aircraft. The notes bear interest at three-month LIBOR plus 1.5% per annum (6.6% as of December 31, 2007). The amortizing notes, totaling $28.8 million, are subject to quarterly principal and interest payments, which began June 1, 2007. The balloon notes, totaling $43.2 million, are subject to quarterly interest payments, which began June 1, 2007, with the principal payments due in full on March 1, 2017. The weighted average interest rate on the notes was 7.0% during the year ended December 31, 2007.
     In April 2007, the Company entered into promissory notes totaling $20.3 million to finance the purchase of an additional airplane. The notes have ten year maturities and consist of a balloon payment promissory note and an amortizing promissory note. The notes bear interest at three-month LIBOR plus 1.25% per annum (6.1% as of December 31, 2007). The $8.1 million amortizing note is subject to quarterly principal and interest payments, which began June 30, 2007. The $12.2 million balloon note is subject to quarterly interest payments, which began June 30, 2007, with the principal payment due in full on March 31, 2017. The weighted average interest rate on the notes was 6.6% during the year ended December 31, 2007.
FF&E Financings
     In December 2006, certain of the Company’s subsidiaries, including LVSLLC and VCR, entered into an FF&E credit facility agreement (the “FF&E Facility”) with a group of lenders and General Electric Capital Corporation as administrative agent to provide up to $142.9 million to finance or refinance the acquisition of certain furniture, fixtures and equipment (“FF&E”) located in The Venetian and The Palazzo. The FF&E Facility consisted of a $7.9 million funded term loan which proceeds refinanced a prior FF&E loan and a $135.0 million delayed draw term loan. In August 2007, the parties to the FF&E Facility entered into an amended and restated FF&E credit and guarantee agreement (the “Amended and Restated FF&E Facility”) which, among other things, increased the overall size of the delayed draw term loan facility to $167.0 million, repaid the funded term loan under the FF&E Facility and conformed the affirmative and negative covenants and events of default to those set forth in the New Senior Secured Credit Facility. The delayed draw term loan commitment under the Amended and Restated FF&E Facility terminates on June 30, 2008, and as of December 31, 2007, $61.4 million was drawn under the delayed draw term loan.
     The remaining proceeds of the Amended and Restated FF&E Facility may be used by LVSLLC and VCR to finance and/or refinance the acquisition of certain FF&E to be located in The Venetian and The Palazzo. The Amended and Restated FF&E Facility is collateralized by the FF&E financed and/or refinanced with the proceeds of the Amended and Restated FF&E Facility, and is guaranteed by the same subsidiaries of the Company that guarantee the obligations under the New Senior Secured Credit Facility.

     Borrowings under the Amended and Restated FF&E Facility bear interest, at the Company’s option, at either an adjusted Eurodollar rate or at a base rate, plus an applicable margin. The initial applicable margin is 1.0% per annum for loans accruing interest at the base rate, and 2.0% per annum for loans accruing interest at the adjusted Eurodollar rate (6.8% as of December 31, 2007). The applicable margins may be reduced by 0.25% under certain circumstances similar to those set forth in the New Senior Secured Credit Facility. The Company will also pay a commitment fee of 0.50% per annum on the undrawn amount of the term delayed draw loan.
     The delayed draw term loan matures in June 2011. The Company is required to make principal payments in quarterly installments commencing on July 1, 2008, in an amount equal to 5.0% of the aggregate principal amount of the delayed draw term loan outstanding on July 1, 2008, with the remainder due in four equal quarterly installments ending on the maturity date. The Amended and Restated FF&E Facility also requires the Company to make mandatory prepayments of the delayed draw term loan under certain specified circumstances. The weighted average interest rate on the Amended and Restated FF&E Facility was 7.4% during the year ended December 31, 2007.
Macao Related Debt
Macao Credit Facility
     On May 25, 2006, two subsidiaries of the Company, VML US Finance, LLC (the “Borrower”) and Venetian Macau Limited (“VML”), as guarantor, entered into a credit agreement (the “Macao Credit Facility”). The Macao Credit Facility originally consisted of a $1.2 billion funded term B loan (the “Macao Term B Facility”), a $700.0 million delayed draw term B loan (the “Macao Term B Delayed Draw Facility”), a $100.0 million funded local currency term loan (the “Macao Local Term Facility”) and a $500.0 million revolving credit facility (the “Macao Revolving Facility”). In March 2007, the Macao Credit Facility was amended to expand the use of proceeds and remove certain restrictive covenants. In April 2007, the lenders of the Macao Credit Facility approved a reduction of the interest rate margin for all classes of loans by 50 basis points and the Borrower exercised its rights under the Macao Credit Facility to access the $800.0 million of incremental facilities under the accordion feature set forth therein, which increased the funded Macao Term B Facility by $600.0 million, the Macao Revolving Facility by $200.0 million, and the total Macao Credit Facility to $3.3 billion. As of December 31, 2007, the Company had fully drawn $700.0 million under the Macao Term B Delayed Draw Facility and $251.0 million under the Macao Revolving Facility.
     The indebtedness under the Macao Credit Facility is guaranteed by VML, Venetian Cotai Limited and certain of the Company’s other foreign subsidiaries (the “Macao Guarantors”). The obligations under the Macao Credit Facility and the guarantees of the Macao Guarantors are collateralized by a first-priority security interest in substantially all of the Borrower’s and the Macao Guarantors’ assets, other than (1) capital stock of the Borrower and the Macao Guarantors, (2) assets that secure permitted furniture, fixtures and equipment financings, (3) VML’s gaming subconcession contract and (4) certain other excluded assets.
     Borrowings under the Macao Credit Facility bear interest, at the Company’s option, at either an adjusted Eurodollar rate (or, in the case of the Macao Local Term Facility, adjusted HIBOR) or at an alternative base rate, plus a spread of 2.25% or 1.25%, respectively (5.7% for the Macao Local Term Facility and 7.1% for the remainder of the Macao Credit Facility at December 31, 2007). The Borrower also pays a standby commitment fee of 0.5% on the undrawn amounts under the Macao Revolving Facility.
     For the years ended December 31, 2007 and 2006, the weighted average interest rates for the Macao Local Term Facility were 6.8% and 6.9%, respectively, and the weighted average interest rates for the remainder of the Macao Credit Facility were 7.8% and 8.1%, respectively.
     To meet the requirements of the Macao Credit Facility, the Company entered into four separate interest rate cap agreements in September 2006, May 2007 and October 2007 (collectively, the “Macao Cap Agreements”) with notional amounts of $1.0 billion, $325.0 million, $165.0 million and $160.0 million, all of which expire on September 21, 2009. The provisions of the Macao Cap Agreements entitle the Company to receive from the counterparties the amounts, if any, by which the selected market interest rates exceed the strike rate of 6.75% as stated in such agreement. There was no net effect on interest expense as a result of the Macao Cap Agreements for the year ended December 31, 2007.
     The Macao Revolving Facility and the Macao Local Term Facility have a five year maturity. The Macao Term B Delayed Draw Facility and the Macao Term B Facility mature in six and seven years, respectively. The Macao Term B Delayed Draw and the Macao Term B Facility are subject to nominal amortization for the first five and six years, respectively, commencing in the first quarter following substantial completion of The Venetian Macao, which occurred in 2007, with the remainder of the loans payable in four equal installments in the last year immediately preceding their maturity dates. Subsequent to substantial completion of The Venetian Macao, the Macao Local Term Facility is subject to quarterly amortization in an amount of approximately $6.3 million per quarter, with the remainder of the loan payable in four equal quarterly installments in the last year immediately preceding the maturity date.

     The Macao Credit Facility contains affirmative and negative covenants customary for such financings, including, but not limited to, limitations on incurring additional liens, incurring additional indebtedness, making certain investments, paying dividends and making other restricted payments, and acquiring and selling assets. The Macao Credit Facility also requires the Borrower and the Macao Guarantors to comply with financial covenants, including, but not limited to, generating a minimum EBITDA for a period of time and, thereafter, ratios of EBITDA to interest expense and total indebtedness to EBITDA, as well as maximum annual capital expenditures. The Macao Credit Facility also contains events of default customary for such financings.
Ferry Financing
     Subsequent to year-end, the Company entered into a 1.21 billion Hong Kong dollar (approximately $155.0 million at exchange rates in effect on December 31, 2007) secured credit facility to finance the purchase of ten ferries. The proceeds from the secured credit facility will be used to reimburse the Company for cash spent to date on construction of the ferries and to finance the progress payments on those ferries not yet delivered from the manufacturer. The facility is secured by the ferries and guaranteed by VML.
Singapore Related Debt
     MBS entered into the Singapore bridge facility in August 2006, as further detailed below, as bridge financing to commence construction of Marina Bay Sands. As the facility would mature in full in 2008, the Company signed the Singapore permanent facilities, as further detailed below, in December 2007. Upon closing in January 2008, a portion of the borrowings under the Singapore permanent facilities, as well as contributions made by the Company to MBS, were used to repay the outstanding balances on the Singapore bridge facility, and to pay fees, costs and expenses related to entering into the Singapore permanent facilities agreement. As a result of the closing of the permanent financing in January 2008, the Singapore bridge facility balances outstanding as of December 31, 2007, have been classified as long-term in accordance with terms of the permanent facility.
Singapore Bridge Facility
     On August 18, 2006, MBS entered into agreements (together, the “Singapore Bridge Facility”) providing for a SGD 1.1 billion (approximately $763.6 million at exchange rates in effect on December 31, 2007) floating rate notes facility (the “Singapore Floating Rate Notes”) and a SGD 1.1 billion (approximately $763.6 million at exchange rates in effect on December 31, 2007) term loan facility (the “Singapore Term Loan”). The Singapore Floating Rate Notes consist of a funded SGD 788.6 million (approximately $545.5 million at exchange rates in effect on December 31, 2007) facility and a SGD 315.4 million (approximately $218.2 million at exchange rates in effect on December 31, 2007) delayed draw facility. The Singapore Term Loan consists of a funded SGD 596.0 million (approximately $412.3 million at exchange rates in effect on December 31, 2007) facility, a SGD 315.4 million (approximately $218.2 million at exchange rates in effect on December 31, 2007) delayed draw facility, and a SGD 192.6 million (approximately $133.2 million at exchange rates in effect on December 31, 2007) facility to provide bank guarantees for a security deposit required to be delivered to the STB under the Development Agreement. As of December 31, 2007, SGD 1.06 billion (approximately $729.4 million at exchange rates in effect on December 31, 2007) has been drawn on the Singapore Floating Rate Notes, SGD 859.9 million (approximately $594.4 million at exchange rates in effect on December 31, 2007) has been drawn on the Singapore Term Loan, and SGD 192.6 million (approximately $133.2 million at exchange rates in effect on December 31, 2007) under the Singapore Term Loan has been committed to provide a guarantee for a security deposit required to be delivered to the STB under the Development Agreement.
     The indebtedness under the Singapore Floating Rate Notes is guaranteed by LVSC on an unsecured basis and the indebtedness under the Singapore Term Loan is collateralized by a first-priority security interest in substantially all of MBS’ assets, other than capital stock and certain other assets.
     Borrowings under both the Singapore Floating Rate Notes and the Singapore Term Loan bear interest at the Singapore SWAP Offer Rate plus a spread of 1.35% per annum during the first twelve months that amounts are outstanding under such facilities and a spread of 1.60% per annum during the second twelve months that amounts are outstanding (4.1% and 3.5% on the Singapore Floating Rate Notes and the Singapore Term Loan, respectively, at December 31, 2007). MBS will also pay a standby fee of 0.375% per annum on the undrawn amounts under the Singapore Bridge Facility. The Singapore Bridge Facility has a two year maturity and the aggregate amount outstanding matures in full on August 22, 2008. MBS is permitted, at its option, to redeem or prepay all or a portion of the outstanding Singapore Bridge Facility, at par, without premium or penalty, under certain circumstances. The weighted average interest rate on the Singapore Floating Rate Notes was 4.4% and 5.0% for the years ended December 31, 2007 and 2006, respectively. The weighted average interest rate on the Singapore Term Loan was 4.3% and 5.0% for the years ended December 31, 2007 and 2006, respectively.
     The Singapore Bridge Facility contains affirmative and negative covenants customary for such financings, including, but not limited to, limitations on liens, indebtedness, investments, acquisitions and asset sales, restricted payments, affiliate transactions and use of proceeds from the facility, as well as requirements to comply with applicable law and maintain adequate insurance.
Singapore Permanent Facilities
     In December 2007, MBS signed a facility agreement (the “Singapore Permanent Facility Agreement”) providing for a SGD 2.0 billion (approximately $1.38 billion at exchange rates in effect on December 31, 2007) term loan (“Singapore Permanent Facility A”) that was funded in January 2008, a SGD 2.75 billion (approximately $1.90 billion at exchange rates in effect on December 31, 2007) term loan (“Singapore Permanent Facility B”) that is available on a delayed draw basis until December 31, 2010, a SGD 192.6 million (approximately $133.2 million at exchange rates in effect on December 31, 2007) banker’s guarantee facility (“Singapore Permanent Facility C”) to provide the bankers guarantees in favor of the STB required under the Development Agreement that was fully drawn in January 2008, and a SGD 500.0 million (approximately $345.9 million at exchange rates in effect on December 31, 2007) revolving credit facility (“Singapore Permanent Facility D” and collectively, the “Singapore Permanent Facilities”) that is available until February 28, 2015.
     The indebtedness under the Singapore Permanent Facility Agreement is collateralized by a first-priority security interest in substantially all of MBS’s assets, other than capital stock and similar ownership interests, certain furniture, fixtures, fittings and equipment and certain other excluded assets.
     The Singapore Permanent Facilities mature on March 31, 2015, with MBS required to repay or prepay the Singapore Permanent Facilities under certain circumstances. Commencing March 31, 2011, and at the end of each quarter thereafter, MBS is required to repay the outstanding Singapore Permanent Facility A and Facility B loans on a pro rata basis in an aggregate amount equal to SGD 125.0 million (approximately $86.5 million at exchange rates in effect on December 31, 2007) per quarter. In addition, commencing at the end of the third full quarter of operations of the Marina Bay Sands, MBS is required to further prepay the outstanding Singapore Permanent Facility A and Facility B loans on a pro rata basis with a percentage of excess free cash flow (as defined by the Singapore Permanent Facility Agreement).
     Borrowings under the Singapore Permanent Facilities will bear interest at the Singapore SWAP Offer Rate plus a spread of 2.25% per annum. MBS will pay a standby interest fee of 1.125% per annum and 0.90% per annum on the undrawn amounts under Singapore Permanent Facility B and Facility D, respectively. MBS will pay a commission of 2.25% per annum on the bankers’ guarantees outstanding under the Singapore Permanent Facilities for the period during which any banker’s guarantees are outstanding.
     The Singapore Permanent Facility Agreement contains affirmative and negative covenants customary for such financings, including, but not limited to, limitations on liens, annual capital expenditures other than project costs, indebtedness, loans and guarantees, investments, acquisitions and asset sales, restricted payments, affiliate transactions and use of proceeds from the facilities. The Singapore Permanent Facility Agreement also requires MBS to comply with financial covenants as of the end of the first full quarter beginning not less than 183 days after the commencement of operations of the Marina Bay Sands, including maximum ratios of total indebtedness to EBITDA, minimum ratios of EBITDA to interest expense, minimum EBITDA requirements and positive net worth. The Singapore Permanent Facility Agreement also contains events of default customary for such financings.

Cash Flows from Financing Activities
     Cash flows from financing activities related to long-term debt are as follows (in thousands):

	Year Ended December 31,
	2007	2006	2005
Proceeds from New Senior Secured Credit Facility — Term B	$3,000,000	$—	$—
Proceeds from Macao Credit Facility	1,551,000	1,350,000	—
Proceeds from Singapore Bridge Facility	339,788	892,076	—
Proceeds from airplane financings	92,250	—	—
Proceeds from senior secured credit facility — revolver	62,000	254,129	31,000
Proceeds from The Shoppes at The Palazzo construction loan	52,000	86,000	28,500
Proceeds from FF&E financings and other long-term debt	38,038	37,790	—
Proceeds from 6.375% Senior Notes, net of discount	—	—	247,722
Proceeds from senior secured credit facility — term B and term B delayed	—	—	505,000

	$5,135,076	$2,619,995	$812,222

Repayments on senior secured credit facility — term B and term B delayed	$(1,170,000)	$—	$—
Repayments on senior secured credit facility — revolver	(322,128)	(25,000)	—
Repayments on The Shoppes at The Palazzo construction loan	(166,500)	—	—
Repayments on The Sands Expo Center mortgage loan	(90,868)	(4,733)	(3,687)
Repayments on New Senior Secured Credit Facility — Term B	(15,000)	—	—
Repayments on FF&E financings and other long-term debt	(8,539)	(3,013)	(1,800)
Repayments on airplane financings	(2,766)	—	—
Repayments on Venetian Intermediate credit facility	—	(50,000)	—
Repayments on Macao Credit Facility	—	(50,000)	—
Repayments on 11% mortgage notes	—	—	(843,640)
Repayments on Venetian Macao Limited senior secured notes — tranches A and B	—	—	(120,000)

	$(1,775,801)	$(132,746)	$(969,127)

Scheduled Maturities of Long-Term Debt
     Maturities of long-term debt outstanding at December 31, 2007, are summarized as follows (in thousands):

2008	$54,333
2009	97,749
2010	110,935
2011	1,061,180
2012	1,594,927
Thereafter	4,654,826

$7,573,950

Fair Values of Long-Term Debt
     The fair value of the Senior Notes as of December 31, 2007 and 2006, was $232.5 million and $243.4 million, respectively. The fair value of the Senior Notes is based on quoted market prices. The fair values of other indebtedness approximate their respective carrying amounts based on the nature of these variable interest rate facilities. The fair values of the interest rate cap agreements are based upon quotes from brokers which were $0.1 million and $0.6 million as of December 31, 2007 and 2006, respectively.
Note 9 — Income Taxes
     The components of the provision for income taxes are as follows (in thousands):

	Year Ended December 31,
	2007	2006	2005
Federal:
Current	$36,850	$58,329	$1,627
Deferred	(15,383)	3,914	2,623
Foreign:
Current	295	—	—
Deferred	(171)	—	—

Total income tax provision	$21,591	$62,243	$4,250

     The reconciliation of the statutory federal income tax rate and the Company’s effective tax rate is as follows:

	Year Ended December 31,
	2007	2006	2005
Statutory federal income tax rate	35.00%	35.00%	35.00%
Increase (decrease) in tax rate resulting from:
Foreign and U.S. tax rate differential	(20.57)%	(16.41)%	(23.14)%
Tax exempt income of foreign subsidiary (Macao)	(36.56)%	(10.20)%	(14.07)%
Non-deductible pre-opening expenses of foreign subsidiaries	11.59%	—	—
Change in valuation allowance	21.16%	1.26%	2.61%
Change in tax reserve	3.03%	0.27%	0.57%
Other, net	1.96%	2.42%	0.51%

Effective tax rate	15.61%	12.34%	1.48%

     The effective tax rate for the year was significantly lower than the federal statutory rate due primarily to a zero effective tax rate on our Macao net income as a result of an income tax exemption in Macao on gaming operations, which is set to expire at the end of 2008. Based on Macanese law and the treatment of other gaming operators, the Company believes the income tax exemption will be extended for an additional five-year term. Had the Company been required to pay income taxes in Macao, consolidated net income would have been reduced by $43.9 million and $45.2 million, and diluted earning per share would have been reduced by $0.12 per share for each of the years ended December 31, 2007 and 2006, respectively.
     Consolidated income before taxes for domestic and international operations is as follows (in thousands):

	Year Ended December 31,
	2007	2006	2005
Domestic	$15,590	$162,592	$3,271
International	122,689	341,654	284,665

Total	$138,279	$504,246	$287,936

     The primary tax affected components of the Company’s net deferred tax assets are as follows (in thousands):

	At December 31,
	2007	2006
Deferred tax assets
Bad debt reserve	$10,926	$12,170
Accrued expenses	6,800	7,314
Deferred gain on the sale of The Grand Canal Shops	59,303	60,945
Other	7,434	4,712
Pre-opening expenses of foreign subsidiaries	12,522	—
Net operating loss carryforward of foreign subsidiaries	33,970	23,582
Less — valuation allowance	(46,343)	(23,582)

Total deferred tax assets	84,612	85,141

Deferred tax liabilities
Property and equipment	(50,559)	(67,807)
Prepaid expenses	(3,135)	(1,970)

Total deferred tax liabilities	(53,694)	(69,777)

Net deferred tax asset	$30,918	$15,364

     The Company adopted the provisions of FIN No. 48 on January 1, 2007. As a result of the implementation of FIN No. 48, the Company recognized a $4.1 million increase in the liability for unrecognized tax benefits, which was accounted for as a reduction to opening retained earnings. At the adoption date of January 1, 2007, the Company had $8.6 million of unrecognized tax benefits. A reconciliation of the beginning and ending amounts of unrecognized tax benefits is as follows (in thousands):

Balance as of January 1, 2007	$8,552
Tax positions related to the current year:
Additions	4,205
Tax positions related to the prior year:
Additions	2,209

Balance as of December 31, 2007	$14,966

     Included in the balance at December 31, 2007, are $9.8 million of uncertain tax benefits that would affect the effective income tax rate if recognized.
     The Company files income tax returns in the U.S., various states and foreign jurisdictions. The Company is subject to federal, state and local, or foreign income tax examinations by tax authorities for years after 2003. The Company is not presently under examination by any major tax jurisdiction.
     The Company recognizes interest and penalties, if any, related to unrecognized tax positions in the provision for income taxes on the statement of operations. At January 1, 2007, the date of adoption, the Company did not accrue any significant interest or penalties. The Company had approximately $0.6 million of interest accrued at December 31, 2007. No penalties were accrued for at December 31, 2007. The Company does not expect a significant increase or decrease in unrecognized tax benefits over the next twelve months.

     Operating loss carryforwards of the Company’s foreign subsidiaries were $282.2 million and $195.2 million for the years ended December 31, 2007 and 2006, respectively, which begin to expire in 2008. At December 31, 2007 and 2006, there was a valuation allowance of $46.3 million and $23.6 million, respectively, provided on the foreign net operating loss carryforwards and other foreign deferred tax assets because management believes these assets do not meet the “more likely than not” criteria for recognition under SFAS No. 109. Management believes all other deferred tax assets are more likely than not to be realized because of the future reversal of existing taxable temporary differences and expected future taxable income. Accordingly, there are no other valuation allowances provided at December 31, 2007 and 2006.
     Undistributed earnings of subsidiaries are accounted for as a temporary difference, except that deferred tax liabilities are not recorded for undistributed earnings of foreign subsidiaries that are deemed to be indefinitely reinvested in foreign jurisdictions. The Company has a plan for reinvestment of undistributed earnings of its foreign subsidiaries which demonstrates that such earnings will be indefinitely reinvested in the applicable jurisdictions. Should the Company change its plans, it would be required to record a significant amount of deferred tax liabilities. For the years ended December 31, 2007 and 2006, the amount of undistributed earnings of foreign subsidiaries that the Company does not intend to repatriate was $837.2 million and $719.1 million, respectively. Should these earnings be distributed in the form of dividends or otherwise, the distributions would be subject to U.S. federal income tax at the statutory rate of 35%, less foreign tax credits applicable to distributions, if any. In addition, such distributions would be subject to withholding taxes in the various tax jurisdictions.
Note 10 — Mall Sale
The Grand Canal Shops at The Venetian
     On April 12, 2004, the Company entered into an agreement to sell The Grand Canal Shops and lease certain restaurant and other retail space at the casino level of The Venetian (the “Master Lease”) to GGP for approximately $766.0 million (the “Mall Sale”). The Mall Sale closed on May 17, 2004 and the Company realized a gain of $417.6 million in connection with the Mall Sale. Under the Master Lease agreement, The Venetian leased nineteen spaces on the casino level of The Venetian currently occupied by various tenants to GGP for 89 years with annual rent of one dollar per year and GGP assumed the various leases. Under generally accepted accounting principles, the Master Lease agreement does not qualify as a sale of the related assets, which were not separately legally demised. Accordingly, $109.2 million of the transaction has been deferred as prepaid operating lease payments to The Venetian, which will amortize into income on a straight-line basis over the 89-year lease term. During each of the years ended December 31, 2007, 2006 and 2005, $1.2 million of this deferred item was amortized and is included in convention, retail and other revenue. In addition, the Company agreed with GGP to: (i) continue to be obligated to fulfill certain lease termination and asset purchase agreements as further described in Note 11 — Commitments and Contingencies — Other Ventures and Commitments; (ii) lease the Blue Man Group Theater space located within The Grand Canal Shops from GGP for a period of 25 years with fixed minimum rent of $3.3 million per year with cost of living adjustments; (iii) operate the Gondola ride under an operating agreement for a period of 25 years for an annual fee of $3.5 million; and (iv) lease certain office space from GGP for a period of 10 years, subject to extension options for a period of up to 65 years, with annual rent of approximately $0.9 million. The lease payments under clauses (ii) through (iv) above are subject to automatic increases beginning on the sixth lease year. The net present value of the lease payments under clauses (ii) through (iv) is $77.2 million. Under generally accepted accounting principles, a portion of the transaction must be deferred in an amount equal to the present value of the minimum lease payments set forth in the lease back agreements. This deferred gain will be amortized to reduce lease expense on a straight-line basis over the life of the leases. $3.5 million of this deferred item was amortized during each of the years ended December 31, 2007, 2006 and 2005, and was included as an offset to convention, retail and other expense.
     As of December 31, 2007, the Company was obligated under (ii), (iii), and (iv) above to make future payments as follows (in thousands):

2008	$7,660
2009	7,884
2010	8,043
2011	8,043
2012	8,043
Thereafter	129,567

$169,240

The Shoppes at The Palazzo
     The Shoppes at The Palazzo opened on January 18, 2008, with some tenants not yet open. The Company is selling The Shoppes at The Palazzo to GGP pursuant to a purchase and sale agreement dated as of April 12, 2004, as amended, regarding the development and sale of The Shoppes at The Palazzo (the “Amended Agreement”). The total purchase price to be paid by GGP for The Shoppes at The Palazzo is determined by taking The Shoppes at The Palazzo’s net operating income, as defined in the Amended Agreement, for months 19 through 30 of its operations (assuming that the rent and other periodic payments due from all tenants in month 30 was actually due in each of months 19 through 30) divided by a capitalization rate. The capitalization rate is 0.06 for every dollar of net operating income up to $38.0 million and 0.08 for every dollar of net operating income above $38.0 million. On the closing date of the sale of The Shoppes at The Palazzo to GGP, which the Company expects to be on February 29, 2008, or shortly thereafter, GGP will be obligated to make an initial purchase price payment based on projected net operating income for the first 12 months of operations (but in no event less than $250.0 million and only taking into account tenants open for business or paying rent as of the closing date). The Company is in the process of finalizing the amount of the initial payment; however, the Company expects it to range between $285.0 million and $295.0 million. Pursuant to the Amended Agreement, at the fourth, eighth, 12th, 18th, and 24th month after closing, the required purchase price will be adjusted (up or down, but will never be less than $250.0 million) based on projected net operating income for the upcoming 12 months. Subject to adjustments for certain audit and other issues, the final adjustment to the purchase price will be made on the 30-month anniversary of the closing date and will be based on the formula described above. For all purchase price and purchase price adjustment calculations, “net operating income” will be calculated by using the “accrual” method of accounting and the final purchase price adjustment will be calculated by applying the base rent and other periodic payments payable by all tenants in the 30th month to the entire 12-month period, as defined. Based on the Company’s continuing relationship with GGP related to its ownership of The Grand Canal Shops, knowledge of local market conditions and discussions with tenants, management believes the total purchase price to be paid by GGP will be in excess of $700.0 million.
Note 11 — Commitments and Contingencies
Litigation
     The Company is involved in other litigation in addition to those noted below, arising in the normal course of business. Management has made certain estimates for potential litigation costs based upon consultation with legal counsel. Actual results could differ from these estimates; however, in the opinion of management, such litigation and claims will not have a material effect on the Company’s financial condition, results of operations or cash flows.
The Palazzo Construction Litigation
     Lido Casino Resort, LLC (“Lido”), formerly a wholly-owned subsidiary of the Company and now merged into Venetian Casino Resort, LLC (“VCR”), and its construction manager, Taylor International Corp. (“Taylor”), filed suit in March 2006 in the United States District Court for the District of Nevada (the “District Court”) against Malcolm Drilling Company, Inc. (“Malcolm”), the contractor on The Palazzo project responsible for completing certain foundation work (the “District Court Case”). Lido and Taylor claim in the District Court Case that Malcolm was in default of its contract for performing defective work, failing to correct defective work, failing to complete its work and causing delay to the project. Malcolm responded by filing a Notice of a Lien with the Clerk of Clark County, Nevada in March 2006 in the amount of approximately $19.0 million (the “Lien”). In April 2006, Lido and Taylor moved in the District Court Case to strike or, in the alternative, to reduce the amount of, the Lien, claiming, among other things, that the Lien was excessive for including claims for disruption and delay, which Lido and Taylor claim are not lienable under Nevada law (the “Lien Motion”). Malcolm responded in April 2006 by filing a complaint against Lido and Taylor in District Court of Clark County, Nevada seeking to foreclose on the Lien against Taylor, claiming breach of contract, a cardinal change in the underlying contract, unjust enrichment against Lido and Taylor and bad faith and fraud against Taylor (the “State Court Case”), and simultaneously filed a motion in the District Court Case, seeking to dismiss the District Court Case on abstention grounds (the “Abstention Motion”). In response, in June 2006, Lido filed a motion to dismiss the State Court Case based on the principle of the “prior pending” District Court Case (the “Motion to Dismiss”). In June 2006, the Abstention Motion was granted in part by the United States District Court, the District Court Case was stayed pending the outcome of the Motion to Dismiss in the State Court Case and the Lien Motion was denied without prejudice. In January 2008, the parties agreed to the dismissal of the District Court Case without prejudice. Prior to agreeing on that dismissal, Lido and Malcolm entered into a stipulation under which Lido withdrew the Motion to Dismiss, and in July 2006 filed a replacement lien motion in the State Court Case. The lien motion in the State Court Case was denied in August 2006 and Lido and Taylor filed a permitted interlocutory notice of appeal to the Supreme Court of Nevada in September

2006. In April 2007, Malcolm filed an Amended Notice of Lien with the Clerk of Clark County, Nevada in the amount of approximately $16.7 million plus interest, costs and attorney’s fees. In August 2007, Malcolm filed a motion for partial summary judgment, seeking the dismissal of the counterclaim filed in the State Court Case by Lido to the extent the claim sought lost profits. After argument, the motion for partial summary judgment was denied without prejudice on October 23, 2007 and a conforming order was entered in December 2007. The parties have agreed to complete limited additional discovery by the end of February 2008. Argument on the appeal of the denial of the lien motion in the State Court has been scheduled by the Supreme Court for March 2008 and an initial trial call of the State Court Case also has been scheduled for March 2008. In January 2008, Malcolm filed a series of three motions and again sought summary judgment on the counterclaim filed in the State Court Case. Based upon the advice of legal counsel, management has determined that based on proceedings to date, an adverse outcome is not probable. Lido intends to defend itself against the claims pending in the State Court Case.
Litigation Relating to Macao Operations
     On October 15, 2004, Richard Suen and Round Square Company Limited filed an action against Las Vegas Sands Corp. (“LVSC”), Las Vegas Sands, Inc., Sheldon G. Adelson and William P. Weidner in the District Court of Clark County, Nevada, asserting a breach of an alleged agreement to pay a success fee of $5.0 million and 2.0% of the net profit from the Company’s Macao resort operations to the plaintiffs as well as other related claims. In March 2005, LVSC was dismissed as a party without prejudice based on a stipulation to do so between the parties. On May 17, 2005, the plaintiffs filed their first amended complaint. On February 2, 2006, defendants filed a motion for partial summary judgment with respect to plaintiffs’ fraud claims against all the defendants. On March 16, 2006, an order was filed by the court granting defendants’ motion for partial summary judgment. Pursuant to the order filed March 16, 2006, plaintiffs’ fraud claims set forth in the first amended complaint were dismissed with prejudice as against all defendants. The order also dismissed with prejudice the first amended complaint against defendants Sheldon G. Adelson and William P. Weidner. This action is currently set for trial in April 2008. Based upon the advice of legal counsel, management believes that the plaintiff’s case against the Company is without merit. The Company intends to defend this matter vigorously (see “— Note 18 — Subsequent Event (unaudited)” for recent developments regarding this matter).
     On January 26, 2006, Clive Basset Jones, Darryl Steven Turok (a/k/a Dax Turok) and Cheong Jose Vai Chi (a/k/a Cliff Cheong), filed an action against LVSC, Las Vegas Sands, LLC, Venetian Venture Development, LLC and various unspecified individuals and companies in the District Court of Clark County, Nevada. The plaintiffs assert breach of an agreement to pay a success fee in an amount equal to 5% of the ownership interest in the entity that owns and operates the Macao gaming subconcession as well as other related claims. In April 2006, LVSC was dismissed as a party without prejudice based on a stipulation to do so between the parties. Discovery has begun in this matter and the case is currently set for trial in December 2008. Based upon the advice of legal counsel, management believes that the plaintiff’s case against the Company is without merit. The Company intends to defend this matter vigorously.
     On February 5, 2007, Asian American Entertainment Corporation, Limited (“AAEC”) filed an action against Las Vegas Sands, Inc. (“LVSI”), VCR, Venetian Venture Development, LLC (“Venetian Venture Development”), William P. Weidner and David Friedman in the United States District Court for the District of Nevada. The plaintiffs assert breach of contract by LVSI, VCR and Venetian Venture Development of an agreement under which AAEC would work to obtain a gaming license in Macao and, if successful, AAEC would jointly operate a casino, hotel and related facilities in Macao with Venetian Venture Development and Venetian Venture Development would receive fees and a minority equity interest in the venture and breach of fiduciary duties by all of the defendants. The plaintiffs have requested an unspecified amount of actual, compensatory and punitive damages, and disgorgement of profits related to our Macao gaming license. The Company filed a motion to dismiss on July 11, 2007. On August 1, 2007, the Court granted defendants’ motion to dismiss the complaint against all defendants without prejudice. The plaintiffs have appealed this decision. Based upon the advice of legal counsel, management believes that the plaintiff’s case against the Company is without merit. The Company intends to defend this matter vigorously.
Macao Concession and Subconcession
     On June 26, 2002, the Macao government granted a concession to operate casinos in Macao through June 26, 2022, subject to certain qualifications, to Galaxy Casino Company Limited (“Galaxy”), a consortium of Macao and Hong Kong-based investors. During December 2002, VML and Galaxy entered into a subconcession agreement which was recognized and approved by the Macao government and allows VML to develop and operate casino projects, including the Sands Macao, separately from Galaxy. Beginning on December 26, 2017, the Macao government may redeem the subconcession agreement by providing the Company at least one year prior notice.

     Under the subconcession, the Company is obligated to pay to the Macao government an annual premium with a fixed portion and a variable portion based on the number and type of gaming tables it employs and gaming machines it operates. The fixed portion of the premium is equal to 30.0 million patacas (approximately $3.7 million at exchange rates in effect on December 31, 2007). The variable portion is equal to 300,000 patacas per gaming table reserved exclusively for certain kinds of games or players, 150,000 patacas per gaming table not so reserved and 1,000 patacas per electrical or mechanical gaming machine, including slot machines (approximately $37,314, $18,657 and $124, respectively, at exchange rates in effect on December 31, 2007), subject to a minimum of 45.0 million patacas (or $5.6 million at exchange rates in effect on December 31, 2007). The Company is also obligated to pay a special gaming tax of 35% of gross gaming revenues and applicable withholding taxes. The Company must also contribute 4% of its gross gaming revenue to utilities designated by the Macao government, a portion of which must be used for promotion of tourism in Macao. As of December 31, 2007, the Company was obligated under its subconcession to make minimum future payments of approximately $35.2 million in each of the next five years and approximately $334.3 million thereafter through June 2022. These amounts are expected to increase substantially as the Company completes the other Cotai Strip properties, which are planned to have approximately 2,100 table games and approximately 9,500 slot machines in total.
     Currently, the gaming tax in Macao is calculated as a percentage of gross gaming revenue. However, unlike Nevada, gross gaming revenue does not include deductions for credit losses. As a result, if the Company extends credit to its customers in Macao and is unable to collect on the related receivables, the Company must pay taxes on its winnings from these customers even though it was unable to collect on the related receivables. If the laws are not changed, the Company’s business in Macao may not be able to realize the full benefits of extending credit to its customers. Although there are proposals to revise the gaming tax laws in Macao, there can be no assurance that the laws will be changed.
Singapore Development Project
     On August 23, 2006, the Company entered into the Development Agreement, which requires it to construct and operate the Marina Bay Sands in accordance with the Company’s proposal for this integrated resort and in accordance with that agreement. Although construction has started, the Company is continuing to work with the Singapore government to finalize various design aspects of the integrated resort and is in the process of finalizing its cost estimates for the project. The cost to design, develop and construct the Marina Bay Sands is expected to be in excess of $4.0 billion, which is inclusive of the land premium, taxes and other fees previously paid. As discussed in “— Note 8 — Long-Term Debt — Singapore Related Debt — Singapore Permanent Facilities,” the Company entered into the SGD 5.44 billion (approximately $3.76 billion at exchange rates in effect in December 31, 2007) Singapore Permanent Facilities to fund the construction, operating and other development costs of the Marina Bay Sands.
Leases
Energy Services Agreements
     During 1997, VCR, Interface Group-Nevada Inc. (“Interface”) and others entered into separate energy service agreements with a heating, ventilation and air conditioning (“HVAC”) provider (the “HVAC Provider”). Under the terms of the energy services agreement and other separate energy services agreements, HVAC energy and services will be purchased by VCR, Interface and others over initial terms expiring in 2009 with an option to collectively extend the terms of their agreements for two consecutive five-year periods. The HVAC plant was constructed on land owned by the Company and leased to the HVAC Provider. The HVAC equipment is owned by the HVAC Provider, which paid all costs (“HVAC Costs”) in connection with the purchase and installation of the HVAC equipment. The total HVAC Costs were $70.0 million. The charges payable under the separate energy services agreements include a fixed component applied to the HVAC Costs paid by the HVAC Provider, reimbursement of operational and related costs and a management fee.
     As of December 31, 2007, VCR and Interface were obligated under the energy services agreements to make future minimum payments of $6.8 million and $5.1 million during the years ended December 31, 2008 and 2009, respectively. Expenses incurred under the energy services agreements were $6.8 million for each of the three years ended December 31, 2007.
Operating Lease Agreements
     The Company leases real estate and various equipment under operating lease arrangements and is also party to several service agreements with terms in excess of one year.

     At December 31, 2007, the Company was obligated under non-cancelable operating leases to make future minimum lease payments as follows (in thousands):

2008	$6,399
2009	4,440
2010	4,070
2011	13,474
2012	2,432
Thereafter	109,500

Total minimum payments	$140,315

     Expenses incurred under these operating lease agreements totaled $12.2 million, $8.3 million and $7.0 million for the years ended December 31, 2007, 2006 and 2005, respectively.
     The Company is party to other operating lease agreements, which are short-term and variable-rate in nature. Expenses incurred under these operating lease agreements totaled $2.1 million, $1.5 million and $1.6 million for the years ended December 31, 2007, 2006 and 2005, respectively.
Other Ventures and Commitments
     The Company has entered into employment agreements with five of the Company’s senior executives, with remaining terms of two years. As of December 31, 2007, the Company was obligated to make future payments of $8.0 million and $7.6 million during the years ended December 31, 2008 and 2009, respectively.
     During 2003, the Company entered into three lease termination and asset purchase agreements with The Grand Canal Shops tenants. In each case, the Company has obtained title to leasehold improvements and other fixed assets, which were originally purchased by The Grand Canal Shops tenants, and which have been recorded at estimated fair market value, which approximated the discounted present value of the Company’s obligation to the former tenants. As of December 31, 2007, the Company was obligated under these agreements to make future payments of $0.7 million for each of the next five years and $7.4 million thereafter.
     During 2006, the Company entered into agreements to purchase ten ferries to be built for our Macao operations. The total remaining payments related to the construction of the ferries as of December 31, 2007, was $28.7 million. Subsequent to year-end, the Company agreed to purchase an additional four ferries.
The Grand Canal Shops at The Venetian Macao
     The Company leases mall space in The Grand Canal Shops at The Venetian Macao to various retailers. These leases are non-cancellable operating leases with lease periods that vary from 6 months to 10 years. The leases include minimum base rents with escalated contingent rent clauses. At December 31, 2007, the minimum future rentals on these non-cancelable leases are as follows (in thousands, at exchange rates in effect at December 31, 2007):

2008	$102,731
2009	104,196
2010	93,644
2011	59,667
2012	52,642
Thereafter	90,231

Total minimum future rentals	$503,111

     The total minimum future rentals does not include the escalated contingent rent clauses. Contingent rentals amounted to $0.3 million for the period August 27, 2007 to December 31, 2007.
Note 12 — Stock-Based Employee Compensation
     The Company has two nonqualified stock option plans, the 1997 Plan and the 2004 Plan, which are described below. The plans provide for the granting of stock options pursuant to the applicable provisions of the Internal Revenue Code and regulations.

LVSLLC 1997 Fixed Stock Option Plan
     The 1997 Plan provides for 19,952,457 shares (on a post-split basis) of common stock of LVSLLC to be reserved for issuance to officers and other key employees or consultants of LVSLLC or any LVSLLC Affiliates or Subsidiaries (each as defined in the 1997 Plan) pursuant to options granted under the 1997 Plan.
     The 1997 Plan provides that the Principal Stockholder may, at any time, assume the 1997 Plan or certain obligations under the 1997 Plan, in which case the Principal Stockholder will have all the rights, powers and responsibilities granted LVSLLC or its board of directors under the 1997 Plan with respect to such assumed obligations. The Principal Stockholder assumed LVSLLC’s obligations under the 1997 Plan to sell shares to optionees upon the exercise of their options with respect to options granted prior to July 15, 2004. LVSLLC is responsible for all other obligations under the 1997 Plan. LVSC assumed all of the obligations of LVSLLC and the Principal Stockholder under the 1997 Plan (other than the obligation of the Principal Stockholder to issue 984,321 shares under options granted prior to July 15, 2004), in connection with its initial public offering.
     The Board of Directors agreed not to grant any additional stock options under the 1997 Plan following the initial public offering and there were no options outstanding under it during the years ended December 31, 2007 and 2006. The total intrinsic value of options exercised under the 1997 Plan during the year ended December 31, 2005, was $38.2 million.
Las Vegas Sands Corp. 2004 Equity Award Plan
     The Company adopted the 2004 Plan for grants of options to purchase its common stock. The purpose of the 2004 Plan is to give the Company a competitive edge in attracting, retaining, and motivating employees, directors and consultants and to provide the Company with a stock plan providing incentives directly related to increases in its stockholder value. Any of the Company’s subsidiaries’ or affiliates’ employees, directors or officers and many of its consultants are eligible for awards under the 2004 Plan. The 2004 Plan provides for an aggregate of 26,344,000 shares of the Company’s common stock to be available for awards. The 2004 Plan has a term of ten years and no further awards may be granted after the expiration of the term. The compensation committee may grant awards of nonqualified stock options, incentive (qualified) stock options, stock appreciation rights, restricted stock awards, restricted stock units, stock bonus awards, performance compensation awards or any combination of the foregoing. As of December 31, 2007, there were 18,307,565 shares available for grant under the 2004 Plan.
     Stock option awards are granted with an exercise price equal to the fair market value (as defined in the 2004 Plan) of the Company’s stock on the date of grant. The outstanding stock options generally vest over four years and have 10-year contractual terms. Compensation cost for all stock option grants, which all have graded vesting, is net of estimated forfeitures and is recognized on a straight-line basis over the awards’ respective requisite service periods. The Company estimates the fair value of stock options using the Black-Scholes option-pricing model. Expected volatilities are based on the historical volatilities from a selection of companies from the Company’s peer group due to the Company’s lack of historical information. The Company used the simplified method for estimating expected option life, as the options qualify as “plain-vanilla” options. The risk-free interest rate for periods equal to the expected term of the stock option is based on the U.S. Treasury yield curve in effect at the time of grant.
     The fair value of each option grant was estimated on the grant date using the Black-Scholes option-pricing model with the following weighted average assumptions:

	2007	2006	2005
Weighted average volatility	30.60%	31.25%	31.45%
Expected term (in years)	6.0	6.0	6.0
Risk-free rate	4.51%	4.54%	4.14%
Expected dividends	—	—	—
     A summary of the status of the Company’s 2004 Plan for the year ended December 31, 2007, is presented below:

			Weighted
		Weighted	Average
		Average	Remaining	Aggregate
		Exercise	Contractual	Intrinsic
	Shares	Price	Life (Years)	Value
Outstanding at January 1, 2007	4,575,502	$45.61
Granted	3,323,373	83.13
Exercised	(727,692)	41.53
Forfeited	(245,126)	50.88

Outstanding at December 31, 2007	6,926,057	$63.85	8.58	$271,501,434

Exercisable at December 31, 2007	528,627	$39.99	7.49	$33,335,219

Restricted Stock Awards
     A summary of the status of the Company’s nonvested restricted shares for the year ended December 31, 2007, is presented below:

		Weighted Average
		Grant Date
	Shares	Fair Value
Nonvested at January 1, 2007	71,960	$44.12
Granted	50,926	86.56
Vested	(26,959)	46.67

Nonvested at December 31, 2007	95,927	$65.93

     As of December 31, 2007, there was $113.7 million of unrecognized compensation cost, net of estimated forfeitures of 8.0%, related to nonvested stock options and there was $4.1 million of unrecognized compensation cost related to nonvested restricted stock. The stock option and restricted stock costs are expected to be recognized over a weighted average period of 3.3 years and 1.7 years, respectively.
     The stock-based compensation activity for the 2004 Plan is as follows for the three years ended December 31, 2007 (in thousands, except weighted average grant date fair values):

	Year Ended December 31,
	2007	2006	2005(1)
Compensation expense:
Stock options	$30,845	$13,470	$—
Restricted shares	2,379	1,258	—

	$33,224	$14,728	$—

Income tax benefit recognized in the consolidated statement of operations	$8,155	$3,618	$—

Compensation cost capitalized as part of property and equipment	$3,478	$2,090	$—

Stock options granted	3,323	3,164	305

Weighted average grant date fair value	$32.60	$21.24	$13.87

Stock options exercised:
Intrinsic value	$44,463	$10,299	$108

Cash received	$30,221	$7,226	$—

Tax benefit realized for tax deductions from stock-based compensation	$7,526	$1,876	$8,149

(1)	In accordance with APB Opinion No. 25, the Company did not recognize compensation expense for employee stock option awards for the year ended December 31, 2005 for those options where the exercise price of the Company’s employee stock awards equaled the market price of the underlying stock on the date of grant.
     For the years ended December 31, 2007 and 2006, basic and diluted earnings per share were $0.07 and $0.03 lower, respectively, than if the Company had continued to account for stock-based compensation under APB Opinion No. 25.
Note 13 — Employee Benefit Plans
     The Company is self-insured for health care and workers compensation benefits for its U.S. employees. The liability for claims filed and estimates of claims incurred but not filed is included in other accrued liabilities in the consolidated balance sheet.
     Participation in the VCR 401(k) employee savings plan is available for all full-time employees after a three-month probation period. The savings plan allows participants to defer, on a pre-tax basis, a portion of their salary and accumulate tax-deferred earnings as a retirement fund. The Company matches 150% of the first $390 of employee contributions and 50% of employee contributions in excess of $390 up to a maximum of 5% of participating employee’s eligible gross wages. For the years ended December 31, 2007, 2006 and 2005, the Company’s matching contributions under the savings plan were $5.0 million, $4.5 million and $3.1 million, respectively.
     Participation in VML’s provident retirement fund is available for all permanent employees after a three-month probation period. VML contributes 5% of each employee’s basic salary to the fund and the employee is eligible to receive 30% of these contributions after working for three consecutive years, gradually increasing to 100% after working for ten years. For the year ended December 31, 2007 and 2006, VML’s contributions into the provident fund were $8.5 million and $4.9 million, respectively. No contributions were made during 2005.

Note 14 — Related Party Transactions
     The Company paid approximately $5.9 million, $4.3 million and $3.0 million during the years ended December 31, 2007, 2006 and 2005, respectively, to a travel agent and charter tour operator for travel related services, which is controlled by the Principal Stockholder.
     During the year ended December 31, 2005, the Principal Stockholder purchased certain banquet room and catering goods and services from The Venetian of approximately $1.0 million. No such goods or services were purchased during 2007 and 2006.
     The Company purchased hotel guest amenities from a company that is controlled by the Principal Stockholder’s brother. The total amount paid was approximately $1.0 million, $1.2 million and $1.8 million during the years ended December 31, 2007, 2006 and 2005, respectively.
     During the years ended December 31, 2007, 2006 and 2005, the Company incurred and paid certain expenses totaling $2.0 million, $1.3 million and $0.7 million, respectively, to its Principal Stockholder related to the Company’s use of his personal aircraft for business purposes. In addition, during the years ended December 31, 2007, 2006 and 2005, the Company charged and received from the Principal Stockholder $5.3 million, $3.3 million and $1.2 million, respectively, related to aviation costs incurred by the Company for the Principal Stockholder’s use of Company aviation personnel and assets for personal purposes.
Note 15 — Segment Information
     The Company’s principal operating and developmental activities occur in three geographic areas: Las Vegas, Macao and Singapore. The Company reviews the results of operations for each of its key operating segments: The Venetian, which includes The Sands Expo Center; The Palazzo; Sands Macao; The Venetian Macao; and Other Asia (comprised primarily of the ferry operations). The Company also reviews its construction and development activities for each of its primary projects: The Venetian; The Palazzo; Sands Macao; The Venetian Macao; The Four Seasons Macao; Other Asia (comprised of the ferry operations and various other operations that are ancillary to the Company’s properties in Macao); Marina Bay Sands in Singapore; Other Development Projects (on Parcels 3, 5, 6, 7 and 8 of the Cotai Strip); and Corporate and Other (comprised of the airplanes and the Sands Bethworks and Las Vegas condominium projects). The Venetian and The Palazzo operating segments are managed as a single integrated resort and have been aggregated as one reportable segment, the Las Vegas Operating Properties, considering their similar economic characteristics, types of customers, types of service and products, the regulatory business environment of the operations within each segment and the Company’s organizational and management reporting structure. The information as of December 31, 2006, and for the years ended December 31, 2006 and 2005, have been reclassified to conform to the current presentation. The Company’s segment information is as follows (in thousands):

	Year Ended December 31,
	2007	2006	2005
Net Revenues
Las Vegas Operating Properties	$984,125	$959,700	$844,313
Macao
Sands Macao	1,314,733	1,277,159	896,599
The Venetian Macao	650,496	—	—
Other Asia	1,213	—	—

Total net revenues	$2,950,567	$2,236,859	$1,740,912

Adjusted EBITDAR(1)
Las Vegas Operating Properties	$361,076	$373,460	$323,549
Macao
Sands Macao	373,507	457,998	341,747
The Venetian Macao	144,417	—	—
Other Asia	(4,250)	—	—

Total adjusted EBITDAR	874,750	831,458	665,296
Other Operating Costs and Expenses
Stock-based compensation expense	(15,752)	(7,133)	—
Corporate expense	(94,514)	(59,570)	(38,297)
Rental expense	(31,787)	(13,478)	(14,841)
Pre-opening expense	(189,280)	(37,673)	(3,732)
Development expense	(9,728)	(26,112)	(22,238)
Depreciation and amortization	(202,557)	(110,771)	(95,296)
Loss on disposal of assets	(1,122)	(2,624)	(1,441)

Operating income	330,010	574,097	489,451
Other Non-Operating Costs and Expenses
Interest income	72,464	66,191	33,111
Interest expense, net of amounts capitalized	(244,808)	(135,853)	(96,292)
Other expense	(8,682)	(189)	(1,334)
Loss on early retirement of debt	(10,705)	—	(137,000)
Provision for income taxes	(21,591)	(62,243)	(4,250)

Net income	$116,688	$442,003	$283,686

(1)	Adjusted EBITDAR is net income before interest, income taxes, depreciation and amortization, pre-opening expense, development expense, other expense, loss on disposal of assets, loss on early retirement of debt, rental expense, corporate expense and stock-based compensation expense included in general and administrative expense. Adjusted EBITDAR is used by management as the primary measure of operating performance of its properties and to compare the operating performance of its properties with those of its competitors.

	Year Ended December 31,
	2007	2006	2005
Capital Expenditures
Corporate and Other	$129,908	$49,506	$529
Las Vegas Operating Properties	1,336,988	639,574	471,850
Macao:
Sands Macao	120,919	98,498	39,486
The Venetian Macao	970,990	954,534	347,322
The Four Seasons Macao	279,157	69,263	982
Other Asia	34,834	43	193
Other Development Projects	556,327	100,716	259
Singapore	364,580	13,157	—

Total capital expenditures	$3,793,703	$1,925,291	$860,621

	Year Ended December 31,
	2007	2006
Total Assets
Corporate and Other	$447,556	$209,701
Las Vegas Operating Properties	4,139,040	3,170,723
Macao:
Sands Macao	550,479	537,990
The Venetian Macao	3,158,091	2,068,225
The Four Seasons Macao	391,506	70,246
Other Asia	218,419	1,300
Other Development Projects	645,138	169,205
Singapore	1,916,288	899,068

Total assets	$11,466,517	$7,126,458

Note 16 — Condensed Consolidating Financial Information
     LVSC is the obligor of the 6.375% Senior Notes (the “Senior Notes”) due 2015, issued on February 10, 2005. LVSLLC, VCR, Mall Intermediate Holding Company, LLC, Venetian Venture Development, Venetian Transport, LLC, Venetian Marketing, Inc., Lido Intermediate Holding Company, LLC and Lido Casino Resort Holding Company, LLC (collectively, the “Original Guarantors”), have jointly and severally guaranteed the Senior Notes on a full and unconditional basis. Effective May 23, 2007, in conjunction with entering into the New Senior Secured Credit Facility, LVSC, the Original Guarantors and the trustee entered into a supplemental indenture related to the Senior Notes, whereby the following subsidiaries were added as full and unconditional guarantors on a joint and several basis: Interface Group-Nevada Inc., Palazzo Condo Tower, LLC, Sands Pennsylvania, Inc., Phase II Mall Holding, LLC and Phase II Mall Subsidiary, LLC (collectively with the Original Guarantors, the “Guarantor Subsidiaries”). On February 29, 2008, all of the capital stock of Phase II Mall Subsidiary, LLC was sold to GGP (see “— Note 10 — Mall Sale — The Shoppes at The Palazzo”) and in connection therewith, it was released as a guarantor under the Senior Notes. As a result of the supplemental indenture related to the Senior Notes and the sale of the Phase II Mall Subsidiary, LLC, there has been a change in the group of subsidiaries that are the Guarantor Subsidiaries. Accordingly, the Company has reclassified the presentation of the Guarantor Subsidiaries to conform to this presentation.
     The condensed consolidating financial information of LVSC, the Guarantor Subsidiaries and the non-guarantor subsidiaries on a combined basis as of December 31, 2007 and 2006, and for each of the three years in the period ended December 31, 2007, is as follows (in thousands):

CONDENSED CONSOLIDATING BALANCE SHEETS
December 31, 2007

				Consolidating/
	Las Vegas	Guarantor	Non-Guarantor	Eliminating
	Sands Corp.	Subsidiaries	Subsidiaries	Entries	Total
Cash and cash equivalents	$73,489	$129,684	$653,977	$—	$857,150
Restricted cash	—	5,088	227,856	—	232,944
Intercompany receivables	195,675	520,761	—	(716,436)	—
Accounts receivable, net	1,995	113,638	71,562	—	187,195
Inventories	132	10,086	9,684	—	19,902
Deferred income taxes	1,368	11,879	19,224	—	32,471
Prepaid expenses and other	19,960	15,792	14,004	(332)	49,424

Total current assets	292,619	806,928	996,307	(716,768)	1,379,086
Property and equipment, net	160,524	3,360,340	5,053,750	—	8,574,614
Investment in subsidiaries	2,105,436	1,516,585	—	(3,622,021)	—
Deferred financing costs, net	1,556	58,584	47,198	—	107,338
Restricted cash	—	—	178,824	—	178,824
Intercompany notes receivable	73,562	55,992	—	(129,554)	—
Deferred income taxes	—	—	1,581	(1,581)	—
Leasehold interest in land, net	—	—	1,069,609	—	1,069,609
Other assets, net	116	26,885	130,045	—	157,046

Total assets	$2,633,813	$5,825,314	$7,477,314	$(4,469,924)	$11,466,517

Accounts payable	$4,881	$49,020	$45,122	$—	$99,023
Construction payables	—	151,238	566,303	—	717,541
Intercompany payables	—	108,707	607,729	(716,436)	—
Accrued interest payable	6,350	3,289	1,826	—	11,465
Other accrued liabilities	8,141	186,985	415,785	—	610,911
Income taxes payable	—	—	332	(332)	—
Current maturities of long-term debt	3,688	36,141	14,504	—	54,333

Total current liabilities	23,060	535,380	1,651,601	(716,768)	1,493,273
Other long-term liabilities	15,532	7,114	6,028	—	28,674
Deferred income taxes	770	2,364	—	(1,581)	1,553
Deferred amounts related to mall transactions	—	164,746	—	—	164,746
Intercompany notes payable	—	—	129,554	(129,554)	—
Long-term debt	334,177	3,010,274	4,173,546	—	7,517,997

Total liabilities	373,539	3,719,878	5,960,729	(847,903)	9,206,243

Stockholders’ equity	2,260,274	2,105,436	1,516,585	(3,622,021)	2,260,274

Total liabilities and stockholders’ equity	$2,633,813	$5,825,314	$7,477,314	$(4,469,924)	$11,466,517

CONDENSED CONSOLIDATING BALANCE SHEETS
December 31, 2006

				Consolidating/
	Las Vegas	Guarantor	Non-Guarantor	Eliminating
	Sands Corp.	Subsidiaries	Subsidiaries	Entries	Total
Cash and cash equivalents	$69,100	$94,146	$304,820	$—	$468,066
Restricted cash	50,076	91,940	256,746	—	398,762
Intercompany receivables	170,844	63,265	—	(234,109)	—
Accounts receivable, net	137	121,375	52,171	—	173,683
Intercompany notes receivable	73,154	52,736	—	(125,890)	—
Inventories	—	10,273	2,018	—	12,291
Deferred income taxes	1,583	14,064	41	—	15,688
Prepaid expenses and other	1,793	8,286	14,988	—	25,067

Total current assets	366,687	456,085	630,784	(359,999)	1,093,557
Property and equipment, net	85,758	2,277,275	2,219,292	—	4,582,325
Investment in subsidiaries	1,919,079	860,521	—	(2,779,600)	—
Deferred financing costs, net	1,176	23,130	46,075	—	70,381
Restricted cash	—	323,668	231,464	—	555,132
Deferred income taxes	—	1,794	3,254	(5,048)	—
Leasehold interest in land, net	—	—	809,856	—	809,856
Other assets, net	78	12,536	2,593	—	15,207

Total assets	$2,372,778	$3,955,009	$3,943,318	$(3,144,647)	$7,126,458

Accounts payable	$884	$29,038	$21,116	$—	$51,038
Construction payables	674	67,068	261,633	—	329,375
Intercompany payables	—	45,963	188,146	(234,109)	—
Accrued interest payable	5,977	1,360	1,159	—	8,496
Other accrued liabilities	13,231	149,390	156,280	—	318,901
Intercompany notes payable	—	—	125,890	(125,890)	—
Income taxes payable	20,352	—	—	—	20,352
Current maturities of long-term debt	—	6,486	—	—	6,486

Total current liabilities	41,118	299,305	754,224	(359,999)	734,648
Other long-term liabilities	2,981	177,199	—	—	180,180
Deferred income taxes	5,372	—	—	(5,048)	324
Long-term debt	248,153	1,559,426	2,328,573	—	4,136,152

Total liabilities	297,624	2,035,930	3,082,797	(365,047)	5,051,304

Stockholders’ equity	2,075,154	1,919,079	860,521	(2,779,600)	2,075,154

Total liabilities and stockholders’ equity	$2,372,778	$3,955,009	$3,943,318	$(3,144,647)	$7,126,458

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the year ended December 31, 2007

				Consolidating/
	Las Vegas	Guarantor	Non-Guarantor	Eliminating
	Sands Corp.	Subsidiaries	Subsidiaries	Entries	Total
Revenues:
Casino	$—	$404,255	$1,846,166	$—	$2,250,421
Rooms	—	362,404	74,953	—	437,357
Food and beverage	—	144,745	94,043	(536)	238,252
Convention, retail and other	38,909	126,364	53,791	(40,672)	178,392

Total revenues	38,909	1,037,768	2,068,953	(41,208)	3,104,422
Less — promotional allowances	(1,045)	(75,187)	(77,623)	—	(153,855)

Net revenues	37,864	962,581	1,991,330	(41,208)	2,950,567

Operating expenses:
Casino	—	195,206	1,240,858	(402)	1,435,662
Rooms	—	82,275	11,944	—	94,219
Food and beverage	—	71,573	48,463	(1,763)	118,273
Convention, retail and other	—	64,825	32,864	—	97,689
Provision for doubtful accounts	—	25,126	1,243	—	26,369
General and administrative	—	212,138	146,262	(39,043)	319,357
Corporate expense	91,548	366	2,600	—	94,514
Rental expense	—	8,348	23,439	—	31,787
Pre-opening expense	2,282	23,510	163,488	—	189,280
Development expense	6,030	—	3,698	—	9,728
Depreciation and amortization	6,571	89,571	106,415	—	202,557
Loss on disposal of assets	505	53	564	—	1,122

	106,936	772,991	1,781,838	(41,208)	2,620,557

Operating income (loss)	(69,072)	189,590	209,492	—	330,010
Other income (expense):
Interest income	9,217	41,187	29,150	(7,090)	72,464
Interest expense, net of amounts capitalized	(18,837)	(114,546)	(118,515)	7,090	(244,808)
Other expense	(6)	(1,009)	(7,667)	—	(8,682)
Loss on early retirement of debt	—	(10,332)	(373)	—	(10,705)
Income from equity investment in subsidiaries	188,785	110,975	—	(299,760)	—

Income before income taxes	110,087	215,865	112,087	(299,760)	138,279
Benefit (provision) for income taxes	6,601	(27,080)	(1,112)	—	(21,591)

Net income	$116,688	$188,785	$110,975	$(299,760)	$116,688

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the year ended December 31, 2006

				Consolidating/
	Las Vegas	Guarantor	Non-Guarantor	Eliminating
	Sands Corp.	Subsidiaries	Subsidiaries	Entries	Total
Revenues:
Casino	$—	$411,771	$1,264,290	$—	$1,676,061
Rooms	—	343,995	6,611	—	350,606
Food and beverage	—	137,006	51,129	(316)	187,819
Convention, retail and other	33,408	123,257	3,549	(34,522)	125,692

Total revenues	33,408	1,016,029	1,325,579	(34,838)	2,340,178
Less — promotional allowances	(625)	(66,140)	(36,554)	—	(103,319)

Net revenues	32,783	949,889	1,289,025	(34,838)	2,236,859

Operating expenses:
Casino	—	187,431	737,839	(237)	925,033
Rooms	—	85,420	231	—	85,651
Food and beverage	—	66,121	24,106	(1,114)	89,113
Convention, retail and other	—	62,300	2,015	—	64,315
Provision for doubtful accounts	—	17,645	422	—	18,067
General and administrative	—	195,508	68,334	(33,487)	230,355
Corporate expense	59,220	—	350	—	59,570
Rental expense	—	12,669	809	—	13,478
Pre-opening expense	—	1,369	36,304	—	37,673
Development expense	3,280	(35)	22,867	—	26,112
Depreciation and amortization	2,906	67,469	40,396	—	110,771
Loss on disposal of assets	—	684	1,940	—	2,624

	65,406	696,581	935,613	(34,838)	1,662,762

Operating income (loss)	(32,623)	253,308	353,412	—	574,097
Other income (expense):
Interest income	12,457	32,847	28,910	(8,023)	66,191
Interest expense, net of amounts capitalized	(16,921)	(82,485)	(44,470)	8,023	(135,853)
Other income (expense)	2,422	(552)	(2,059)	—	(189)
Income from equity investment in subsidiaries	470,823	337,747	—	(808,570)	—

Income before income taxes	436,158	540,865	335,793	(808,570)	504,246
Benefit (provision) for income taxes	5,845	(70,042)	1,954	—	(62,243)

Net income	$442,003	$470,823	$337,747	$(808,570)	$442,003

CONDENSED CONSOLIDATING STATEMENTS OF OPERATIONS
For the year ended December 31, 2005

				Consolidating/
	Las Vegas	Guarantor	Non-Guarantor	Eliminating
	Sands Corp.	Subsidiaries	Subsidiaries	Entries	Total
Revenues:
Casino	$—	$367,915	$882,175	$—	$1,250,090
Rooms	—	318,830	4,730	—	323,560
Food and beverage	—	116,402	31,108	—	147,510
Convention, retail and other	17,909	98,879	4,186	(17,909)	103,065

Total revenues	17,909	902,026	922,199	(17,909)	1,824,225
Less — promotional allowances	(762)	(56,951)	(25,600)	—	(83,313)

Net revenues	17,147	845,075	896,599	(17,909)	1,740,912

Operating expenses:
Casino	—	166,912	489,678	—	656,590
Rooms	—	81,778	280	—	82,058
Food and beverage	—	62,564	14,172	—	76,736
Convention, retail and other	—	54,647	3,421	—	58,068
Provision for doubtful accounts	—	9,101	257	—	9,358
General and administrative	—	163,515	47,200	(17,909)	192,806
Corporate expense	38,200	—	97	—	38,297
Rental expense	—	14,094	747	—	14,841
Pre-opening expense	—	678	3,054	—	3,732
Development expense	646	217	21,375	—	22,238
Depreciation and amortization	2,037	67,689	25,570	—	95,296
Loss on disposal of assets	—	1,104	337	—	1,441

	40,883	622,299	606,188	(17,909)	1,251,461

Operating income (loss)	(23,736)	222,776	290,411	—	489,451
Other income (expense):
Interest income	12,365	20,639	9,141	(9,034)	33,111
Interest expense, net of amounts capitalized	(9,178)	(79,349)	(16,799)	9,034	(96,292)
Other expense	—	(1,266)	(68)	—	(1,334)
Loss on early retirement of debt	—	(132,834)	(4,166)	—	(137,000)
Income from equity investment in subsidiaries	298,967	281,256	—	(580,223)	—

Income before income taxes	278,418	311,222	278,519	(580,223)	287,936
Benefit (provision) for income taxes	5,268	(12,255)	2,737	—	(4,250)

Net income	$283,686	$298,967	$281,256	$(580,223)	$283,686

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
For the year ended December 31, 2007

				Consolidating/
	Las Vegas	Guarantor	Non-Guarantor	Eliminating
	Sands Corp.	Subsidiaries	Subsidiaries	Entries	Total
Net cash provided by (used in) operating activities	$(135,852)	$179,629	$321,680	$—	$365,457

Cash flows from investing activities:
Change in restricted cash	50,076	410,520	95,680	—	556,276
Capital expenditures	(88,016)	(1,081,975)	(2,623,712)	—	(3,793,703)
Acquisition of gaming license included in other assets	—	—	(50,000)	—	(50,000)
Repayment of receivable from Guarantor Subsidiaries	73,715	—	—	(73,715)	—
Repayment of receivable from Non-Guarantor Subsidiaries	125,464	58,521	—	(183,985)	—
Intercompany receivable to Guarantor Subsidiaries	(114,902)	—	—	114,902	—
Intercompany receivable to Non-Guarantor Subsidiaries	(32,338)	(449,886)	—	482,224	—
Capital contributions to subsidiaries	—	(548,088)	—	548,088	—

Net cash provided by (used in) investing activities	13,999	(1,610,908)	(2,578,032)	887,514	(3,287,427)

Cash flows from financing activities:
Proceeds from exercise of stock options	30,221	—	—	—	30,221
Excess tax benefits from stock-based compensation	7,112	—	—	—	7,112
Capital contributions received	—	—	548,088	(548,088)	—
Borrowings from Las Vegas Sands Corp.	—	114,902	32,338	(147,240)	—
Borrowings from Guarantor Subsidiaries	—	—	449,886	(449,886)	—
Repayment on borrowings from Guarantor Subsidiaries	—	—	(58,521)	58,521	—
Repayment on borrowings from Las Vegas Sands Corp.	—	(73,715)	(125,464)	199,179	—
Proceeds from Macao credit facility	—	—	1,551,000	—	1,551,000
Proceeds from Singapore bridge facility	—	—	339,788	—	339,788
Proceeds from airplane financing	92,250	—	—	—	92,250
Proceeds from new senior secured credit facility-term B	—	3,000,000	—	—	3,000,000
Proceeds from senior secured credit facility-revolver	—	62,000	—	—	62,000
Proceeds from construction loan for The Shoppes at The Palazzo	—	—	52,000	—	52,000
Proceeds from FF&E financings and other long-term debt	—	23,834	14,204	—	38,038
Repayments on new senior secured credit facility-term B	—	(15,000)	—	—	(15,000)
Repayment on senior secured credit facility-term B and term B delayed	—	(1,170,000)	—	—	(1,170,000)
Repayment on senior secured credit facility-revolver	—	(322,128)	—	—	(322,128)
Repayments on airplane financing	(2,766)	—	—	—	(2,766)
Repayments on FF&E financings and other long-term debt	—	(7,334)	(1,205)	—	(8,539)
Repayments on construction loan for The Shoppes at The Palazzo	—	—	(166,500)	—	(166,500)
Repayments on The Sands Expo Center mortgage loan	—	(90,868)	—	—	(90,868)
Payments of deferred financing costs	(575)	(54,874)	(18,294)	—	(73,743)

Net cash provided by financing activities	126,242	1,466,817	2,617,320	(887,514)	3,322,865

Effect of exchange rate on cash	—	—	(11,811)	—	(11,811)

Increase in cash and cash equivalents	4,389	35,538	349,157	—	389,084
Cash and cash equivalents at beginning of year	69,100	94,146	304,820	—	468,066

Cash and cash equivalents at end of year	$73,489	$129,684	$653,977	$—	$857,150

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
For the year ended December 31, 2006

				Consolidating/
	Las Vegas	Guarantor	Non-Guarantor	Eliminating
	Sands Corp.	Subsidiaries	Subsidiaries	Entries	Total
Net cash provided by (used in) operating activities	$(28,167)	$197,560	$(366,113)	$—	$(196,720)

Cash flows from investing activities:
Change in restricted cash	(24)	176,803	(487,344)	—	(310,565)
Capital expenditures	(49,519)	(547,750)	(1,328,022)	—	(1,925,291)
Notes receivable to Non-Guarantor Subsidiaries	(115,000)	(75,000)	—	190,000	—
Repayment of notes receivable from Non-Guarantor Subsidiaries	165,000	25,000	—	(190,000)	—
Intercompany receivable to Las Vegas Sands Corp.	—	(20,000)	—	20,000	—
Repayment of receivable from Las Vegas Sands Corp.	—	20,000	—	(20,000)	—
Intercompany receivable to Non-Guarantor Subsidiaries	(104,464)	(31,408)	—	135,872	—
Capital contributions to subsidiaries	(9,549)	(6,994)	—	16,543	—

Net cash used in investing activities	(113,556)	(459,349)	(1,815,366)	152,415	(2,235,856)

Cash flows from financing activities:
Proceeds from exercise of stock options	7,226	—	—	—	7,226
Excess tax benefits from stock-based compensation	1,401	—	—	—	1,401
Capital contributions received	—	9,549	6,994	(16,543)	—
Borrowings from Las Vegas Sands Corp.	—	—	219,464	(219,464)	—
Borrowings from Guarantor Subsidiaries	20,000	—	106,408	(126,408)	—
Repayment on borrowings from Guarantor Subsidiaries	(20,000)	—	(25,000)	45,000	—
Repayment on borrowings from Las Vegas Sands Corp.	—	—	(165,000)	165,000	—
Proceeds from Macao credit facility	—	—	1,350,000	—	1,350,000
Proceeds from Singapore bridge facility	—	—	892,076	—	892,076
Proceeds from senior secured credit facility-revolver	—	254,129	—	—	254,129
Proceeds from construction loan for The Shoppes at The Palazzo	—	—	86,000	—	86,000
Proceeds from FF&E financings and other long-term debt	—	37,715	75	—	37,790
Repayments on Venetian Intermediate credit facility	—	—	(50,000)	—	(50,000)
Repayments on Macao credit facility	—	—	(50,000)	—	(50,000)
Repayment on senior secured credit facility-revolver	—	(25,000)	—	—	(25,000)
Repayments on FF&E financings and other long-term debt	—	(2,999)	(14)	—	(3,013)
Repayments on The Sands Expo Center mortgage loan	—	(4,733)	—	—	(4,733)
Payments of deferred financing costs	—	(2,283)	(50,611)	—	(52,894)

Net cash provided by financing activities	8,627	266,378	2,320,392	(152,415)	2,442,982

Effect of exchange rate on cash	—	—	814	—	814

Increase (decrease) in cash and cash equivalents	(133,096)	4,589	139,727	—	11,220
Cash and cash equivalents at beginning of year	202,196	89,557	165,093	—	456,846

Cash and cash equivalents at end of year	$69,100	$94,146	$304,820	$—	$468,066

CONDENSED CONSOLIDATING STATEMENTS OF CASH FLOWS
For the year ended December 31, 2005

				Consolidating/
	Las Vegas	Guarantor	Non-Guarantor	Eliminating
	Sands Corp.	Subsidiaries	Subsidiaries	Entries	Total
Net cash provided by (used in) operating activities	$(4,102)	$194,322	$399,696	$—	$589,916

Cash flows from investing activities:
Change in restricted cash	(50,052)	(214,941)	(393)	—	(265,386)
Capital expenditures	(1,217)	(390,591)	(468,813)	—	(860,621)
Capital contributions to subsidiaries	(564,260)	(63,741)	—	628,001	—
Note receivable to Non-Guarantor Subsidiaries	(121,784)	—	—	121,784	—
Intercompany payment for airplane transfer	(40,000)	40,000	—	—	—

Net cash used in investing activities	(777,313)	(629,273)	(469,206)	749,785	(1,126,007)

Cash flows from financing activities:
Transaction costs, initial public offering	(487)	—	—	—	(487)
Dividends paid to shareholders	—	(21,052)	—	—	(21,052)
Proceeds from exercise of stock options	313	—	—	—	313
Capital contributions received	—	564,260	63,741	(628,001)	—
Borrowings from Las Vegas Sands Corp.	—	—	121,784	(121,784)	—
Repayments on 11% mortgage notes	—	(843,640)	—	—	(843,640)
Proceeds from 6.375% senior note, net of discount	247,722	—	—	—	247,722
Proceeds from senior secured credit facility-term B	—	305,000	—	—	305,000
Proceeds from senior secured credit facility-term B delayed	—	200,000	—	—	200,000
Proceeds from construction loan for The Shoppes at The Palazzo	—	—	28,500	—	28,500
Proceeds from senior secured credit facility-revolver	—	31,000	—	—	31,000
Repayments on Venetian Macao senior secured notes-tranches A and B	—	—	(120,000)	—	(120,000)
Repayments on FF&E financings	—	(1,800)	—	—	(1,800)
Repayments on The Sands Expo Center mortgage loan	—	(3,687)	—	—	(3,687)
Repurchase premiums incurred in connection with refinancing transactions	—	(113,311)	—	—	(113,311)
Payments of deferred financing costs	(1,438)	(9,783)	(55)	—	(11,276)
Net change in intercompany accounts	(7,426)	35,895	(28,469)	—	—

Net cash provided by financing activities	238,684	142,882	65,501	(749,785)	(302,718)

Effect of exchange rate on cash	—	—	757	—	757

Decrease in cash and cash equivalents	(542,731)	(292,069)	(3,252)	—	(838,052)
Cash and cash equivalents at beginning of year	744,927	381,626	168,345	—	1,294,898

Cash and cash equivalents at end of year	$202,196	$89,557	$165,093	$—	$456,846

Note 17 — Selected Quarterly Financial Results (Unaudited)

	Quarter
	First	Second	Third(1)	Fourth(2)	Total
	(In thousands, except per share data)
2007
Net revenues	$628,218	$612,926	$660,950	$1,048,473	$2,950,567
Operating income (loss)	131,006	86,233	(20,794)	133,565	330,010
Net income (loss)	90,914	34,398	(48,507)	39,883	116,688
Basic earnings (loss) per share	0.26	0.10	(0.14)	0.11	0.33
Diluted earnings (loss) per share	0.26	0.10	(0.14)	0.11	0.33
2006
Net revenues	$530,364	$517,007	$553,228	$636,260	$2,236,859
Operating income	148,880	125,415	133,478	166,324	574,097
Net income	121,783	109,329	97,251	113,640	442,003
Basic earnings per share	0.34	0.31	0.27	0.32	1.25
Diluted earnings per share	0.34	0.31	0.27	0.32	1.24

(1)	The Venetian Macao opened on August 28, 2007.

(2)	The Palazzo partially opened on December 30, 2007.
     Because earnings per share amounts are calculated using the weighted average number of common and dilutive common equivalent shares outstanding during each quarter, the sum of the per share amounts for the four quarters may not equal the total earnings per share amounts for the respective year.
Note 18 — Subsequent Event (unaudited)
     On May 24, 2008, the jury returned a verdict for Richard Suen and Round Square Company Limited in the amount of $43.8 million in connection with an action brought against Las Vegas Sands Inc. (see “— Note 11 — Commitments and Contingencies — Litigation — Litigation Relating to Macao Operations”). On June 30, 2008, a judgment was entered in this matter in the amount of $58.6 million (including pre-judgment interest). The Company has begun the appeals process, including its filings on July 15, 2008, with the trial court of a motion for judgment as a matter of law or in the alternative, a new trial and a motion to strike, alter and/or amend the judgment. The grounds for these motions include (1) insufficient evidence that Suen conferred a benefit on LVSI, (2) the improper admission of testimony, (3) the Court’s refusal to give jury instructions that the law presumes that government officials have performed their duties regularly, and that the law has been obeyed, and (4) jury instructions that improperly permitted the plaintiff to recover for the services of others. These motions were scheduled to be heard on September 29, 2008, but have been postponed to December 8, 2008. If the Company is unsuccessful in obtaining the relief sought from the trial court, it intends to continue to vigorously pursue available appeals. The Company believes that it has valid bases in law and fact to overturn or appeal the verdict. As a result, the Company believes that the likelihood that the amount of the judgment will be affirmed is not probable, and, accordingly, that the amount of any loss cannot be reasonably estimated at this time. Because the Company believes that this potential loss is not probable or estimable, it has not recorded any reserves or contingencies related to this legal matter. In the event that the Company’s assumptions used to evaluate this matter as neither probable nor estimable change in future periods, it may be required to record a liability for an adverse outcome.